                                                                    EXHIBIT 20.2

                        MDSI MOBILE DATA SOLUTIONS INC.

                                  [MDSI LOGO]

                                    CANADIAN
                             ANNUAL STATUTORY REPORT

                             MANAGEMENT'S DISCUSSION
               AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                 OPERATIONS - CONSOLIDATED FINANCIAL STATEMENTS

                                      2003

TABLE OF CONTENTS

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS ..............................    3

FINANCIAL STATEMENTS

        MANAGEMENT'S RESPONSIBILITY ............................................   17

        AUDITORS' REPORT .......................................................   18

        CONSOLIDATED BALANCE SHEETS ............................................   19

        CONSOLIDATED STATEMENTS OF OPERATIONS ..................................   20

        CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY .............   21

        CONSOLIDATED STATEMENTS OF CASH FLOWS ..................................   22

        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS .............................   24

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Unless otherwise noted, all financial information in this report is expressed in the Company's functional currency, United States dollars.

OVERVIEW

         MDSI develops, markets, implements and supports mobile workforce management and wireless connectivity software for use by a wide variety of companies that have substantial mobile workforces, such as utilities, telecommunications and cable/broadband companies. MDSI's products are used by such companies in conjunction with public and private wireless data communications networks to provide comprehensive solutions for the automation of business processes associated with the scheduling, dispatching and management of a mobile workforce. The Company's products are designed to provide a cost-effective method for companies with mobile workers to utilize data communications to communicate with such workers, and for such workers to interface on a real-time basis with their corporate information systems.

         The Company's revenue is derived from (i) software and services, consisting of the licensing of software and provision of related services, including project management, installation, integration, configuration, customization and training; (ii) maintenance and support, consisting of the provision of after-sale support services as well as hourly, annual or extended maintenance contracts; and (iii) third party products and services, consisting of the provision of non-MDSI products and services as part of the total contract.

STRATEGIC ALTERNATIVES

         The Company has retained Bear, Stearns & Co. Inc. as financial advisor to the Board of Directors. The Board is evaluating potential business combinations, financing and other strategic alternatives to help the Company offer enhanced products and services to its customers and maximize shareholder value. The Company continues to conduct the strategic review process

RESTRUCTURING

         The Company believes that economic conditions and trends have adversely affected and may continue to affect levels of capital spending by companies in a variety of industries, including companies in the vertical markets that the Company serves. The current excess supply of capacity in the telecommunications industry has adversely affected the financial condition of many telecommunications companies worldwide. In addition, economic conditions and developments in the energy markets have had an adverse effect on the financial condition of energy and utility companies in certain geographic areas of North America. The Company believes that these and other factors have adversely affected demand for products and services offered by the Company, as certain prospective and existing customers have delayed or deferred purchasing decisions, have elected not to purchase the Company's products, or have sought to terminate existing contracts for the Company's products and services. As a result, the Company's results of operations have fluctuated in the past and are likely to continue to fluctuate from period to period depending on a number of facts, particularly the timing and receipt of significant orders. While the Company believes that economic conditions in certain of its vertical markets show signs of improvement, the Company believes that economic and political conditions are likely to continue to affect demand for the Company's products and services in 2004, particularly demand for software and related services. Such factors may also increase the amount of doubtful accounts or adversely affect the likelihood of collection of such accounts.

         In order to address the uncertainties caused by these economic trends, MDSI announced in 2001 its intention to reduce its operating expenses through workforce reductions and other measures. These measures have been gradually implemented with incremental reductions in costs each quarter, and were expected to result in an estimated $2.9 million in cost reductions per quarter by the end of 2002. A majority of the savings were realized by reduced salary and payroll costs, and the remaining savings have been realized from the subleasing of excess space, and a reduction in discretionary spending. As a result of the sale of the public safety operations during the second quarter of 2002, the Company exceeded the estimated quarterly savings. There can be no assurance that the workforce reductions and other measures will not have a material adverse affect on the Company's business operations.

         In connection with this restructuring, on March 30, 2001, MDSI terminated 34 employee and contractor positions in Canada and the United States. On May 11, 2001, the Company continued the restructuring by announcing the elimination of an additional 115 positions, which in combination with the workforce reductions of March 30, 2001 amounted to approximately 25% of MDSI's staff as of March 30, 2001. The Company recorded a one-time charge of $1.2 million in the first quarter of 2001 relating to the workforce reductions, and leasing of excess office space. The Company also recorded an additional charge of approximately $4.9 million in the second quarter of 2001 relating to elimination of 115 positions, leasing of excess office space, and fixed asset write-downs announced on May 11, 2001. A breakdown of the nature of the charges and the costs incurred to date is as follows:

                                                                            TOTAL RESTRUCTURING
                                                                                   CHARGE
                                                                            -------------------
Workforce reduction                                                            $    3,375,000
Provision for excess office space                                                   1,861,000
Non cash write-down of capital assets                                                 563,780
Other                                                                                 306,147
                                                                               --------------
Total restructuring charges                                                         6,105,927
Cumulative draw-downs                                                             (5,225,145)
                                                                               --------------
Accrued restructuring charges as at December 31, 2003                          $      880,782
                                                                               ==============

         During the year ended December 31, 2003, the Company made cash payments of $376,553 relating to the restructuring accruals.

         Provisions relating to workforce reductions, write-down of capital assets, and other items have been fully drawn-down, and no further expenditures relating to these items are expected to be incurred.

         The Company has recorded a $1.9 million provision relating to surplus office space under long term lease by the Company at two locations, including one location where the Company has entered into fixed cost lease arrangements expiring in 2004. The Company has incurred approximately $1.0 million of cash costs relating to this provision leaving an accrual of $0.9 million remaining as at December 31, 2003. The Company expects that the provision will be fully drawn down no later than the time the lease expires in the fourth quarter of 2004.

FIELD SERVICE BUSINESS

         The implementation of a complete mobile data solution requires a wireless data communications network, mobile computing devices integrated with wireless data communication modems, host computer equipment, industry specific application software such as MDSI's Advantex products, wireless connectivity software and a variety of services to manage and install these components, integrate them with an organization's existing computer systems and configure or customize the software to meet customer requirements. Frequently, in the Company's larger contracts only a limited number of the users are rolled out initially, with the balance implemented over a period that may extend up to one year or more. Where increases in mobile workforces require or where additional departments of mobile workers are added, additional mobile computing devices may be installed, which may result in additional revenue for the Company.

         Revenue for software and services has historically accounted for a substantial portion of the Company's revenue. Typically, the Company enters into a fixed price contract with a customer for the licensing of selected software products and the provision of specific services, which includes a warranty period that is generally ninety days in length. These services are generally performed within six to twelve months. Pricing for these contracts includes license fees as well as a fee for professional services. The Company generally recognizes total revenue for software and services associated with a contract using a percentage of completion method based on the total man days incurred over the total estimated man days to complete the contract.

         The Company's customers typically enter into ongoing maintenance agreements that provide for maintenance and technical support services for a period commencing after expiration of the initial warranty period. Maintenance agreements typically have a term of one to three years and are invoiced either annually, quarterly, or monthly. Revenue for these services is recognized ratably over the term of the contract.

         The Company is periodically required to provide, in addition to MDSI products and services, certain third party products, such as host computer hardware and operating system software, and mobile computing devices. The Company recognizes revenue on the supply of third party hardware and software upon transfer of title to the customer. The Company recognizes revenue on the supply of third party services using a percentage of completion method based on the costs incurred over the total estimated cost to complete the third party services contract. Also included in third party revenue are reimbursements to the Company for out of pocket expenses incurred on implementation projects performed by the Company. EITF 01-14 "Income Statement Characterization of Reimbursements Received for Out of Pocket Expenses" requires characterization of these expenses as revenue. An equal and offsetting amount of expense is recognized relating to these reimbursements as direct costs.

         The Company believes that it will periodically supply third party products and services to customers where it is successful in selling its own products and services. There can be no assurance, however, that any contracts entered into by the Company to supply third party software and products in the future will represent a substantial portion of revenue in any future period. Since the revenue generated from the supply of third party products and services may represent a significant portion of certain contracts and the installation and rollout of third party products is generally at the discretion of the customer, the Company may, depending on the level of third party products and services provided during a period, experience large fluctuations in revenue.

         During 2001, MDSI decided not to continue pursuing opportunities in the Public Safety market. These opportunities consisted of federal, state and local agencies that provide police, fire, medical and other emergency services. The Company had installed solutions for a limited number of customers, and this market did not represent a material portion of MDSI's revenues. On May 24, 2002 the Company entered into an agreement with Datamaxx Applied Technologies Inc. ("Datamaxx"), granting exclusive license to Datamaxx for MDSI's Public Safety products in North America, and non exclusive license rights for these products outside North America. The Company also assigned its existing contracts in the Public Safety market to Datamaxx. MDSI will receive royalty payments under the agreement for any license and implementation revenue earned by Datamaxx in relation to the licensed products, subject to a maximum royalty payout of $1,500,000. As a result of this licensing agreement, the Company has now exited the Public Safety market.

         The Company's revenue is dependent, in large part, on significant contracts from a limited number of customers. As a result, any substantial delay in the Company's completion of a contract, the inability of the Company to obtain new contracts or the cancellation of an existing contract by a customer could have a material adverse effect on the Company's results of operations. Some of the Company's contracts are cancelable upon notice by the customer. The loss of certain contracts could have a material adverse effect on the Company's business, financial condition, operating results and cash flows. As a result of these and other factors, the Company's results of operations have fluctuated in the past and may continue to fluctuate from period-to-period.

DISPOSITION OF HOSTING AND INFORMATION TECHNOLOGY (IT) SERVICES BUSINESS SEGMENT

         In June 2002, MDSI adopted a plan for sale and entered into an agreement to sell its Hosting and IT Services business segment, Connectria Corporation (Connectria) to former Connectria shareholders who were both shareholders and employees of the Company. The transaction closed in July 2002. Pursuant to the terms of the agreement, the Company received from the former Connectria shareholders 824,700 shares of MDSI that had a market value of approximately $2.8 million and the cancellation of 103,088 previously issued stock options of MDSI as consideration for Connectria. In addition to the share consideration, a wholly-owned subsidiary of MDSI also received a warrant allowing it to purchase up to 50,380 shares of Series A Nonvoting Preferred Stock of Connectria at a price of $50 per share exercisable for a period of five years. The Series A Nonvoting Preferred Stock of Connectria has a face value of $100 per share, bears a dividend of five percent per annum, bears a liquidation preference equal to the face value, may be redeemed at Connectria's option at any time, and must be redeemed by Connectria upon a capital infusion of $10 million or greater. In addition MDSI has advanced Connectria $500,000, consisting of a loan in the principal amount of $250,000 with a two year term, bearing interest at 5%, and $250,000 for prepaid hosting services. The loan was repaid subsequent to December 31,2003. On closing, the Company realized a small gain as a result of the disposition of Connectria.

         As a result of its decision to dispose of Connectria, MDSI has treated this business segment as a discontinued operation and the results of operations, financial position and changes in cash flow for this segment have been segregated from those of continuing operations. The following discussion and analysis of the Company's results of operations excludes Connectria for the current and corresponding prior periods.

RECENT ACCOUNTING PRONOUNCEMENTS

         The Canadian Institute of Chartered Accountants (CICA) recently issued Accounting Guideline 14 "Disclosure of Guarantees". This Guideline is applicable, on a prospective basis, to fiscal years beginning on or after January 1, 2003. The Guideline requires a guarantor to disclose significant information about guarantees that it has provided to third parties, without regard to its evaluation of whether it will have to make any payments under the guarantees. The Company has disclosed its obligations under their guarantees in
Note 7 to the consolidated financial statements.

         The CICA has amended section 3870, Stock-Based Compensation and Other Stock-Based Payments, to require that equity instruments awarded to employees be measured and expensed, thus eliminating the current provisions which permit an entity to only disclose the fair value. Fair value of the equity instruments would be used to measure compensation expense. The transitional provisions that apply when an entity adopts the fair value method have been modified and include both retroactive and prospective alternatives. The amendments are applicable for public companies for fiscal years beginning on or after January 1, 2004. The Company has adopted this new standard with the effect of expensing $227,401 of stock based compensation charges for the year ended December 31, 2003.

         The CICA recently issued section 3110 "Asset Retirement Obligations". This Standard is effective for fiscal years beginning on or after January 1, 2004 but may be applied as soon as it is issued. The Standard requires the recognition of a liability for obligations for asset retirement in the period the liability is incurred. This Standard will result in increasing the carrying value of an entity's liabilities and assets. The asset retirement obligation will be amortized as an expense over the life of the asset. The company is still in the process of assessing the impact of this section on the Company's financial statements.

CRITICAL ACCOUNTING POLICIES AND SIGNIFICANT ESTIMATES

         The significant accounting policies are outlined within Note 1 to the Consolidated Financial Statements. Some of those accounting policies require the Company to make estimates and assumptions that affect the amounts reported by the Company. The following items require the most significant judgment and involve complex estimation:

RESTRUCTURING CHARGES

         In calculating the cost to dispose of excess facilities the Company was required to estimate for each location the amount to be paid in lease termination payments, the future lease and operating costs to be paid until the lease is terminated, and the amount, if any, of sublease revenues. This required estimating the timing and costs of each lease to be terminated, the amount of operating costs, and the timing and rate at which the Company might be able to sublease the site. From the estimates for these costs the Company performed an assessment of the affected facilities and considered the current market conditions for each site. A charge of $1.9 million was recorded for the restructuring of excess facilities as part of the restructuring plan. The Company's assumptions on either the lease termination payments, operating costs until terminated, or the offsetting sublease revenues may be proven incorrect and actual cost may be materially different from the estimates.

ACCOUNTS RECEIVABLE

         The Company periodically reviews the collectability of its accounts receivable balances. Where significant doubt exists with regards to the collection of a certain receivable balance, an allowance and charge to the income statement is recorded. At December 31, 2003, the allowance for doubtful accounts was $2.8 million. The Company intends to continue vigorously pursuing these accounts. If future events indicate additional collection issues, the Company may be required to record an additional allowance for doubtful accounts. During the year ended December 31, 2003 the Company wrote off a long term receivable of $2.8 million, as the Company entered into a settlement agreement with this customer whereby no further proceeds on the receivable would be realized by the Company.

REVENUE RECOGNITION

         We derive revenues from the following sources: license fees, professional services, maintenance and support fees and third party products and services.

         We generally provide services with our supply agreements that include significant production, modification, and customisation of the software. These services are not separable and are essential to the functionality of the software, and as a result we account for these licence and service arrangements using the percentage of completion method of contract accounting.

License Fees and Professional Services

         Our supply agreements generally include multiple products and services, or "elements." We use the residual method to recognize revenue when a supply agreement includes one or more elements to be delivered at a future date and vendor specific objective evidence of the fair value of all undelivered elements exists. The fair value of the undelivered elements is determined based on the historical evidence of stand-alone sales, or renewal terms of these elements to customers. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee, which relates to the license and implementation services, is recognized as revenue on a percentage of completion basis. If evidence of the fair value of one or more undelivered elements does not exist, the total revenue is deferred and recognized when delivery of those elements occurs or when fair value is established.

         We estimate the percentage of completion on contracts with fixed fees on a monthly basis utilizing hours incurred to date as a percentage of total estimated hours to complete the project. If we do not have a sufficient basis to measure progress towards completion, revenue is recognized when we receive final acceptance from the customer. When the total cost estimate for a project exceeds revenue, we accrue for the estimated losses immediately. The complexity of the estimation process and issues related to the assumptions, risks and uncertainties inherent with the application of the percentage-of-completion method of accounting affect the amounts of revenue and related expenses reported in our consolidated financial statements. A number of internal and external factors can affect our estimates, including labor rates, utilization and efficiency variances and specification and testing requirement changes.

         We are engaged on a continuous basis in the production and delivery of software under contractual agreements. As a result we have developed a history of being able to estimate costs to complete and the extent of progress toward completion of contracts, which supports the use of the percentage of completion method of contract accounting.

         Professional services revenue primarily consists of consulting and customer training revenues, which are usually charged on a time and materials basis and are recognized as the services are performed. Revenue from certain fixed price contracts is recognized on a proportional performance basis, which involves the use of estimates related to total expected man-days of completing the contract derived from historical experience with similar contracts. If we do not have a sufficient basis to measure the progress towards completion, revenue is recognized when the project is completed or when we receive final acceptance from the customer.

Maintenance Revenue

         Generally, maintenance is initially sold as an element of a master supply arrangement, with subsequent annual renewals, and is priced as a percentage of new software license fees. Maintenance revenue is recognized ratably over the term of the maintenance period, which typically is one year. Maintenance and support revenue includes software license updates that provide customers with rights to unspecified software product upgrades, maintenance releases and patches released during the term of the support period. Product support services also include Internet and telephone access to technical support personnel.

         Historically, we have provided a warranty phase during the supply agreement. Services provided during this warranty phase include elements of maintenance and support. As a result we, defer a portion of the supply agreement fee, based on Vendor Specific Objective Evidence of the value of these services, and recognize the deferred amount as revenue over the warranty period.

Third party products and services

         Revenue from sales of third party products and services is recognized on delivery of the products. Services are recognized on a percentage-complete basis.

         When software licenses are sold incorporating third-party products or sold with third-party products , we recognize as revenue the gross amount of sales of third-party product.

         On occasion, we utilize third-party consultants to assist in implementations or installations originated by the Company. In these cases, the revenue for these implementations and installations is typically recognized on a gross basis. In these cases we ultimately manage the engagement.

INCOME TAXES

         The Company has incurred losses and other costs that can be applied against future taxable earnings to reduce the tax liability on those earnings. As the Company is uncertain of realizing the future benefit of those losses and expenditures, the Company has recorded a valuation allowance against most non-capital loss carry forwards, and other deferred tax assets arising from differences in tax and accounting bases. Actual results may be materially different from the current estimate.

WARRANTY

         The Company warrants to its customers that its software will be in substantial conformance with its specifications.

INDEMNIFICATION

         The Company typically includes indemnification provisions within license and implementation service agreements, which are consistent with those prevalent in the software industry. Such provisions indemnify customers against actions arising from patent infringements that may arise through the normal use or proper possession of the Company's software. To date the Company has not experienced any significant obligations under customer indemnification provisions and accordingly, no amounts have been accrued for such potential indemnification obligations.

RESULTS OF OPERATIONS

         The following table sets forth, for the years indicated, certain components of the selected financial data of the Company:

                                                         YEARS ENDED DECEMBER 31,
                                                    2003          2002          2001
                                                  --------      --------      --------
                                                             (IN THOUSANDS)
Revenue:
  Software and services .....................     $ 28,932      $ 24,676      $ 31,578
  Maintenance and support ...................       13,976        11,055        10,910
  Third party products and services .........        4,477         2,480         2,453
                                                  --------      --------      --------
                                                    47,385        38,211        44,941
Direct costs ................................       23,421        17,019        21,047
                                                  --------      --------      --------
Gross profit ................................       23,964        21,192        23,894
                                                  --------      --------      --------
Operating expenses:
  Research and development ..................        5,536         5,506         7,259
  Sales and marketing .......................       10,534        12,382        10,859
  General and administrative ................        6,660         6,237         6,075
  Restructuring charge ......................           --            --         6,106
  Amortization and provision for valuation of
     Intangible assets ......................           --            --         6,150
  Strategic expenses ........................        1,275            --            --
  Provision for doubtful accounts ...........        3,070            --         2,938
                                                  --------      --------      --------
                                                    27,075        24,125        39,387
Operating loss ..............................       (3,111)       (2,933)      (15,493)
Valuation allowance on investments ..........           --            --        (2,750)
Other (expense) income ......................         (307)          273           177
                                                  --------      --------      --------
Loss from continuing operations before tax
provision ...................................       (3,418)       (2,660)      (18,066)
(Provision for) recovery of income taxes from
continuing operations .......................         (452)          613           500
                                                  --------      --------      --------
Loss for continuing operations ..............       (3,870)       (2,047)      (17,566)
                                                  --------      --------      --------
Income (loss) from discontinued operations ..           --           121       (27,340)
                                                  --------      --------      --------
Net loss for the year .......................     $ (3,870)     $ (1,926)     $(44,906)
                                                  ========      ========      ========

         The following table sets forth, for the years indicated, certain components of the selected financial data of the Company as a percentage of total revenue.

                                                        YEARS ENDED DECEMBER 31,
                                                      2003        2002        2001
                                                     -----       -----       -----
Revenue:
   Software and services .....................        61.1%       64.6.%      70.3%
   Maintenance and support ...................        29.5        28.9        24.2
   Third party products and services .........         9.4         6.5         5.5
                                                     -----       -----       -----
                                                     100.0       100.0       100.0
Direct costs .................................        49.4        44.5        46.8
                                                     -----       -----       -----
Gross profit .................................        50.6        55.5        53.2
                                                     -----       -----       -----
Operating expenses:
   Research and development ..................        11.7        14.4        16.2
   Sales and marketing .......................        22.2        32.4        24.2
   General and administrative ................        14.1        16.3        13.5
   Restructuring charge ......................          --          --        13.6
   Amortization and provision for valuation of
        intangible assets ....................          --          --        13.7
   Strategic expenses ........................         2.7          --          --
   Provision for doubtful accounts ...........         6.5          --         6.5
                                                     -----       -----       -----
                                                      57.2        63.1        87.7
                                                     -----       -----       -----
Operating loss ...............................        (6.6)       (7.6)      (34.5)
Valuation allowance on investments ...........          --          --        (6.1)
Other (expense) income .......................        (0.6)        0.7         0.4
                                                     -----       -----       -----
Loss from continuing operations before tax
provision ....................................        (7.2)       (6.9)      (40.2)
(Provision for) recovery of income taxes from
continuing operations ........................        (1.0)        1.6         1.1
                                                     -----       -----       -----
Loss from continuing operations ..............        (8.2)       (5.3)      (39.1)
Income (loss) from discontinued operations ...          --         0.3       (60.8)
                                                     -----       -----       -----
Net loss for the year ........................        (8.2)%      (5.0)%     (99.9)%
                                                     =====       =====       =====

YEAR ENDED DECEMBER 31, 2003 COMPARED TO THE YEAR ENDED DECEMBER 31, 2002

         Revenue. Revenue increased by $9.2 million (24.0%) for the year ended December 31, 2003, compared to the year ended December 31, 2002. The increase was primarily due to increased software and services revenue, and maintenance and support revenue.

         Software and services revenue increased by $4.3 million (17.2%) for the year ended December 31, 2003, compared to the year ended December 31, 2002. The increase in revenue was attributable to several significant contracts the Company has entered into representing increased success in the core markets the Company serves. These contracts continue to generate significant revenue for the Company. The Company expects that these contracts will continue to make up a significant portion of revenues over the next few quarters. While the Company believes that economic conditions in certain of its vertical markets show signs of improvement, the Company anticipates that economic conditions are likely to continue to have an adverse impact on software and services revenues in future periods.

         Maintenance and support revenue was $14.0 million for the year ended December 31, 2003, compared to $11.1 million for the year ended December 31, 2002, an increase of 26.4%. The Company believes maintenance and support revenue will continue to increase as the Company's installed customer base increases. The primary reason for the increase in maintenance and support revenue during 2003 was that two of the Company's significant implementation contracts entered the maintenance and support phases of their agreements during the year.

YEAR ENDED DECEMBER 31, 2003 COMPARED TO THE YEAR ENDED DECEMBER 31, 2002 (CONTINUED)

         Third party products and services revenue increased by $2.0 million (80.5%) for the year ended December 31, 2003, compared to the year ended December 31, 2002. Third party products and services revenue is primarily earned from certain customers in the utilities market pursuant to agreements under which the Company provides third party products and services, typically host computer equipment and mobile computing devices, as part of the installation of software and provision of services. Not all customers under contract require the provision of third party products and services. Accordingly, there may be large fluctuations in revenue, direct costs, gross profits and income from operations from one period to another. The Company has agreed to supply a large amount of third party services at no margin which is being recognized on a gross basis, in connection with one particular contract, and therefore expects that future revenues from third party products and services will fluctuate in the near term. For the year ended December 31, 2003 approximately $1.8 million of these services were provided, as compared to $0.1 million for the year ended December 31, 2002.

         Direct Costs. Direct costs were 49.4% of revenue for the year ended December 31, 2003, compared to 44.5% for the year ended December 31, 2002. Direct costs include labor and other costs directly related to a project including those related to the provision of services and support, and costs related to equipment purchased for sale to third parties. Labor costs include direct payroll, benefits and overhead charges. The increase in direct costs as a percentage of revenue occurred primarily due to the Company's agreement to supply a large amount of third-party services at no margin, in connection with one particular contract. The relative weakness of the United States dollar also contributed to the cost increase as the majority of direct costs are incurred in Canadian dollars. As a result, direct costs as a percentage of revenue increased. The Company expects that direct costs as a percentage of revenue will remain relatively consistent with the current period in the near term.

         Gross Margins. Gross margins were 50.6% of revenue for the year ended December 31, 2002, compared to 55.5% for the year ended December 31, 2002. The decrease in gross margins as a percentage of revenue related primarily to an agreement whereby the Company has agreed to supply a large amount of third-party services at no margin. During the current year the Company recognized approximately $1.8 million in third party revenues and costs related to this project. The relative weakness of the United States dollar also contributed to the reduction in gross margin in the period. The Company expects that in the near term its gross margins as a percentage of revenue will remain consistent with the current period, subject to the level of third party services actually provided.

         Research and Development. Research and development expenses were $5.5 million, or 11.7% of revenue, for the year ended December 31, 2003, compared to $5.5 million, or 14.4% of revenue, for the year ended December 31, 2002. The decrease in research and development expenses as a percentage of revenue was a result of stable research and development expenses incurred during a period of revenue growth. The Company also utilized research and development personnel on revenue producing projects in 2003, and corresponding portions of the associated salary costs for these staff are reflected as direct costs as opposed to research and development expenses. The Company intends to continue committing a significant portion of its revenue to enhance existing products and develop new products. In addition, the Company expects to increase its research and development expenditures during 2004.

         Sales and Marketing. Sales and marketing expenses were $10.5 million or 22.2% of revenue for the year ended December 31, 2003 and $12.4 million or 32.4% of revenue for the year ended December 31, 2002. Total sales and marketing expenses represents a decrease of approximately $1.9 million as compared to the same period of 2002. The decrease in expenditures in 2003 was due to an decrease in commission costs relating to contracts entered into during 2002 that did not reoccur in 2003. The Company anticipates that the dollar amounts of its sales and marketing expenses will continue to be significant as a result of the Company's commitment to its international marketing efforts and attempts to penetrate additional markets for its products.

         General and Administrative. General and administrative expenses were $6.7 million, or 14.1% of revenue, for the year ended December 31, 2003 and $6.2 million, or 16.3% of revenue, for the year ended December 31, 2002. General and administrative expenses remained relatively consistent with the comparative period as a result of a cost control effort initiated by the Company, offset by increased legal costs incurred during 2003. The Company expects that in the near future, general and administrative expenditures will remain relatively consistent with current levels.

         Stock Based Compensation. As a result of the Company adopting CICA section 3870, Stock-Based Compensation and Other Stock-Based Payments during the year ended December 31, 2003 included in the Company's direct costs and operating expenses is $227,401 of stock based compensation charges for the year ended December 31, 2003. In accordance with the guidance this standard was not applied retroactively and therefore no comparative charge existed for the year ended December 31, 2002.

YEAR ENDED DECEMBER 31, 2003 COMPARED TO THE YEAR ENDED DECEMBER 31, 2002 (CONTINUED)

         Provision for Doubtful Accounts. During the year ended December 31, 2003 the Company determined that an additional allowance of approximately $3.1 million was required primarily due to a settlement agreement being reached in the legal action against Citizens Communications. This settlement did not result in the Company realizing any proceeds on its $2.8 million long term receivable from Citizens Communications, and as a result the Company has written off the entire amount during the year ended December 31, 2003. The remaining provision resulted from significant uncertainty surrounding collection of one further specific account. The Company intends to vigorously pursue collection of accounts where no settlement agreements have been reached; however due to uncertainty with regard to ultimate collection, the Company determined that it would be prudent to record an allowance to address the uncertainty regarding collection of amounts due. During the year ended December 31, 2002 the Company recovered approximately $0.6 million from a previously allowed for doubtful accounts. Also during the year ended December 31, 2002 the Company determined that an additional allowance of approximately $0.6 million was required due to significant uncertainty surrounding collection of a specific account. The net result is that there was no charge recorded in the provision for doubtful accounts for the year ended December 31, 2002.

         Strategic expenses. Strategic expenses were approximately $1.3 million, or 2.7% of revenue, for the year ended December 31, 2003. The Company did not incur any strategic expenses in the year ended December 31, 2002. Strategic expenses consisted of professional fees associated with investigating potential corporate transactions that the Company considered during 2003. The Company expects it will consider additional strategic opportunities and expects to incur additional strategic expenses; however, the Company cannot predict the amount of the strategic expenses or whether the Company will be successful in negotiating a successful transaction.

         Other expense (income). Other expense was $0.3 million for the year ended December 31, 2003, compared to $(0.3) million for the year ended December 31, 2002. Substantially all of other expense (income) related to interest income on cash and short-term deposits, interest expense on capital leases, and fluctuations in foreign currency denominated assets and liabilities.

         Income Taxes. The Company provided for income taxes on losses for the year ended December 31, 2003. The Company's effective tax rate reflects the application of certain operating loss carry forwards against taxable income and the blended effect of Canadian, U.S., and other foreign jurisdictions' tax rates. Since the Company incurred a loss during the period and it is not more likely than not that the Company will be able to utilize the benefits of these losses, the Company did not record a full recovery of income tax expense during the year ended December 31, 2003.

         Income (loss) from Discontinued Operations. During the year ended December 31, 2002 the Company divested itself of its Hosting and IT services subsidiary Connectria Corporation ("Connectria"). As a result, Connectria's results of operations have been presented as Discontinued Operations. There was no effect on income from Discontinued Operations during the year ended December 31, 2003. Income from Discontinued Operations for the year ended December 31, 2002 was $121,000. Going forward, the Company expects no further financial statement impact from this disposition.

YEAR ENDED DECEMBER 31, 2002 COMPARED TO THE YEAR ENDED DECEMBER 31, 2001

         Revenue. Revenue decreased by $6.7 million (15.0%) for the year ended December 31, 2002, compared to the year ended December 31, 2001. The decrease was primarily due to the decrease in the revenue earned from software and services, which was partially offset by an increase in the revenue earned from maintenance and support.

         Software and services revenue decreased by $6.9 million (21.9%) for the year ended December 31, 2002, compared to the year ended December 31, 2001. The Company believes its software and service revenue was adversely impacted by an increase in time taken for the decision-making cycle regarding the purchase of software, and reduction of capital expenditures by customers. This delay and reduction in expenditure caused fewer contracts to be worked on by the Company in the year ended December 31, 2002 as compared to the year ended December 31, 2001 and as a result caused a reduction in revenue.

         Maintenance and support revenue was $11.1 million for the year ended December 31, 2002, compared to $10.9 million for the year ended December 31, 2001, an increase of 1.3%. Maintenance and support revenue increased primarily due to the increase in the Company's installed customer base.

YEAR ENDED DECEMBER 31, 2002 COMPARED TO THE YEAR ENDED DECEMBER 31, 2001 (CONTINUED)

         Third party products and services revenue increased by $27,000 (1.1%) for the year ended December 31, 2002, compared to the year ended December 31, 2001. Third party products and services revenue is primarily earned from certain customers in the utilities market pursuant to agreements under which the Company provides third party products and services, typically host computer equipment and mobile computing devices, as part of the installation of software and provision of services. In addition, not all customers under contract require the provision of third party products and services. Accordingly, there may be large fluctuations in revenue, direct costs, gross profits and income from operations from one period to another.

         Direct Costs. Direct costs were 44.5% of revenue for the year ended December 31, 2002, compared to 46.8% for the year ended December 31, 2001. Direct costs include labor and other costs directly related to a project including those related to the provision of services and support, and costs related to equipment purchased for sale to third parties. Labor costs include direct payroll, benefits and overhead charges. The decrease in direct costs as a percentage of revenue occurred as the Company increased its efficiency due to its restructuring, and as a result of increased experience with Advantex r7 installations.

         Gross Margins. Gross margins were 55.5% of revenue for the year ended December 31, 2002, compared to 53.2% for the year ended December 31, 2001. The increase in gross margin as a percentage of revenue related primarily to the increased efficiencies for the installations of Advantex r7.

         Research and Development. Research and development expenses were $5.5 million, or 14.4% of revenue, for the year ended December 31, 2002, compared to $7.3 million, or 16.2% of revenue, for the year ended December 31, 2001. The decrease in research and development expenses in 2002 is a result of research and development personnel being utililized on revenue producing projects in 2002, and corresponding portions of the associated salary costs for these staff being reflected as direct costs as opposed to research and development. The decrease is also the result of the Company's restructuring efforts, and the completion of a major development project in the first quarter of 2001.

         Sales and Marketing. Sales and marketing expenses were $12.4 million or 32.4% of revenue for the year ended December 31, 2002 and $10.9 million or 24.2% of revenue for the year ended December 31, 2001. Total sales and marketing expenses represents an increase of approximately $1.5 million as compared to the same period of 2001. The increase in expenditures in the current year was due to an increase in commission costs relating to contracts entered into during the period that are expected to generate significant revenues in future periods.

         General and Administrative. General and administrative expenses were $6.2 million, or 16.3% of revenue, for the year ended December 31, 2002 and $6.1 million, or 13.5% of revenue, for the year ended December 31, 2001. General and administrative expenses remained relatively consistent with the comparative period as a result of a cost control effort initiated by the Company, offset by onetime severance costs expensed during the year.

         Amortization and Provision for Valuation of Intangible Assets. The company adopted the Canadian Institute of Chartered Accountants (CICA) Handbook
Section 3062, "Goodwill and Other Intangible Assets" on a prospective basis at the beginning of fiscal 2002. As the Company had taken a full valuation allowance against the remaining value of intangible assets during the year ended December 31, 2001, adoption of Section 3062 on a prospective basis did not have a significant impact on the Company's financial statements. Amortization and impairment charges for intangible assets for the year ended December 31, 2001 were $6.2 million. The charge was a result of a determination by the Company that an impairment in the value of the Goodwill acquired on the acquisition of Alliance Systems Incorporated had occurred during the year ended, December 31, 2001 due to poor historical and forecasted performance in the acquired company's business.

         Provision for Doubtful Accounts. During the year ended December 31, 2002 the Company recovered approximately $0.6 million from a previously allowed for doubtful account. Also during the year ended December 31, 2002 the Company determined that an additional allowance of approximately $0.6 million was required due to significant uncertainty surrounding collection of a specific account. The net result is that there was no charge recorded in the provision for doubtful accounts for the year ended December 31, 2002. The Company included in its operating results for the year ended December 31, 2001, a provision for $2.9 million with respect to doubtful accounts.

         Valuation Allowance on Investments. No charge was recorded for valuation allowance on investments during the year ended December 31, 2002, as a valuation allowance equal to the remaining book value of investments was recorded during the year ended December 31, 2001. As part of its e-Business strategy the Company invested in or advanced funds to three private companies in 2000. As a result of significant uncertainty over the future realization of any return on investment or capital, the Company recorded a valuation allowance equal to the full cost of the investments during the year ended December 31, 2001.

YEAR ENDED DECEMBER 31, 2002 COMPARED TO THE YEAR ENDED DECEMBER 31, 2001 (CONTINUED)

         Other Income (expense). Other income was $0.3 million for the year ended December 31, 2002, compared to $0.2 million for the year ended December 31, 2001. Substantially all of other income (expense) relates to interest income on cash and short-term deposits, interest expense on capital leases, and fluctuations in foreign currency denominated assets and liabilities.

         Income Taxes. The Company provided for recovery of income taxes on losses for the year ended December 31, 2002 at the rate of 23.0%, after adjusting for the amortization and impairment of intangible assets. The Company's effective tax rate reflects the application of certain operating loss carry forwards against taxable income and the blended effect of Canadian, US, and other foreign jurisdictions' tax rates. Since the Company has incurred a loss during the period and it was not more likely than not that the Company would be able to utilize the benefits of these losses, the Company did not record a full recovery of income tax expense during the year ended December 31, 2002.

         Income (loss) from Discontinued Operations. During the year ended December 31, 2002 the Company divested itself of its Hosting and IT services subsidiary Connectria Corporation ("Connectria"). As a result, Connectria's results of operations for the current and comparative periods have been presented as Discontinued Operations. Income from Discontinued Operations for the year ended December 31, 2002 was $121,000 as compared to a loss of $27.3 million for the year ended December 31, 2001. The increase in the income from discontinued operations was due to the write off of approximately $26.2 million of goodwill related to the Connectria acquisition in the year ended December 31, 2001, strict cost control efforts implemented at Connectria in the current year, and the completion of the disposal of Connectria during the third quarter of 2002. Going forward, the Company expects no further financial statement impact from this disposition.

LIQUIDITY AND CAPITAL RESOURCES

         The Company has financed its operations, acquisitions and capital expenditures with cash generated from operations, loans, private placements and public offerings of its securities. At December 31, 2003, the Company had cash and cash equivalents of $15.8 million (2002 - $11.0 million) and working capital of $8.6 million (2002 - $8.3 million).

         Cash provided by (used in) operating activities was $7.4 million, $2.3 million and $3.2 million, respectively, for the years ended December 31, 2003, 2002 and 2001. The $7.4 million of cash provided by operating activities in 2003 was comprised of $3.9 million net loss, non-cash charges of $5.9 million, and $5.4 million of changes to non-cash working capital items. The changes to working capital items include a $1.9 million increase in trade receivables, a $2.2 million decrease in unbilled receivables, a $0.3 million increase in prepaid expenses and other assets, a $1.4 million increase in accounts payable and accrued liabilities, a $0.3 million increase in taxes payable and a $3.7 million increase in deferred revenue. Unbilled accounts receivable arise where the Company has earned revenue on a project and has not completed specific billing milestones under the terms of the applicable contract. Deferred revenue arises where the Company has achieved a billing milestone under a customer contract but has yet to recognize all of the revenue billed due to the percentage of completion under the contract.

         The Company maintains as at December 31, 2003 a provision of $2.8 million with respect to doubtful accounts. The Company intends to vigorously pursue collection of these accounts; however, due to uncertainty with regards to ultimate collection, the Company determined that it would be prudent to maintain an allowance to address this uncertainty.

         Cash used in financing activities was $1.7 million, $1.7 million and $1.6 million, respectively, during the years ended December 31, 2003, 2002 and 2001. The cash used in financing activities in 2003 comprised $1.8 million in repayments of capital leases offset by $0.1 million from the issuance of common shares.

         Cash used in investing activities was $0.9 million, $2.2 million, and $0.9 million, respectively, for the years ended December 31, 2003, 2002 and 2001. Total investing activity in 2003 primarily consisted of $0.9 million for the purchase of capital equipment, including computer hardware and software for use in research and development activities, and to support the growth of the Company's corporate information systems.

         Existing sources of liquidity at December 31, 2003 include $15.8 million of cash and cash equivalents and funds available under the Company's operating line of credit. At the year ended December 31, 2003, the Company's borrowing capacity under the line of credit was up to $10 CDN million. Under the terms of the agreement, borrowings and letters of credit under the line are limited to 75% to 90% of eligible accounts receivable. Borrowings accrue interest at the bank's prime rate plus 0.5%. At December 31, 2003, the Company was not using this line of credit, other than to secure performance guarantees.

         The Company believes that the principal source of its liquidity is operating cash flow. Certain circumstances including a reduction in the demand for the Company's products, an increase in the length of the sales cycle for the Company's products, an increase in operating costs, unfavorable results of litigation, or general economic slowdowns could have a material impact on the Company's operating cash flow and liquidity.

         The Company believes that future cash flows from operations and its borrowing capacity under the operating line of credit combined with current cash balances will provide sufficient funds to meet cash requirements for at least the next twelve months. Commensurate with its past and expected future growth, the Company may increase, from time to time, its borrowing facility under its operating line of credit to support its operations. Future growth or other investing activities may require the Company to obtain additional equity or debt financing, which may or may not be available on attractive terms, or at all, or may be dilutive to current or future shareholders. As at December 31, 2003 the Company had the following contractual obligations and commercial commitments:

                                                              PAYMENTS DUE BY PERIOD
                                                   Less Than One
CONTRACTUAL OBLIGATIONS                  Total          Year         1-3 Years      4-5 Years    After 5 Years
--------------------------------------------------------------------------------------------------------------
Capital Lease Obligations            $  2,376,504  $   1,345,399  $    1,031,105              -        -
Operating Leases                     $  6,730,801  $   1,954,669  $    2,438,876   $  2,337,256        -
Total Contractual Obligations        $  9,107,305  $   3,300,068  $    3,469,981   $  2,337,256        -

         The Company has entered into a significant customer contract in which the Company has agreed to utilize a certain amount of local services and create a certain amount of commercial activity in South Africa. The Company is required to utilize local content or obtain credits equivalent to approximately $7.1 million over a seven year period. The Company has furnished a performance guarantee equal to approximately 5% of such amounts. The Company expects to fulfill its obligation through a number of activities, including the establishment of a software development center in South Africa, the provision of technical services, and the provision of training to local systems integrators who will be able to provide implementations services with respect to the Company's software products. As the Company expects to fulfill its obligations through the purchase of services in the normal course of business, no liability has been established for these future spending commitments. As at December 31, 2003 the Company has generated an estimated $175,000 of credits relating to this obligation. The Company's obligation may increase as a result of contract expansions.

         In addition to these commercial commitments the Company has also provided, letters of credit in the amounts of CAD $810,000 (USD $625,644) expiring April 4, 2004, and CAD $1,864,568 (USD $1,440,192) expiring October 1, 2004. The Company has pledged an amount equal to the letters of credit as guarantees against its operating line of credit as security.

DERIVATIVE FINANCIAL INSTRUMENTS

         The Company generates a significant portion of its sales from customers located outside the United States, principally in Canada and Europe. Canadian sales are made mostly by the Company and on occasion are denominated in Canadian dollars. International sales are made mostly from a foreign subsidiary and are typically denominated in either U.S. dollars or Euros. The Company also incurs a significant portion of expenses outside the United States, principally in Canada and Europe, which are typically denominated in Canadian dollars, Euros or British pounds. The Company's international business is subject to risks typical of an international business including, but not limited to: differing economic conditions, changes in political climate, differing tax structures, other regulations and restrictions, and foreign exchange rate volatility. Accordingly, the Company's future results could be materially adversely impacted by changes in these or other factors. The Company may enter into foreign exchange forward contracts to offset the impact of currency fluctuations on certain nonfunctional currency assets and liabilities, primarily denominated in the Canadian dollar, Euro and British pound. The foreign exchange forward contracts the Company enters into generally have original maturities ranging from three to eighteen months. The Company does not enter into foreign exchange forward contracts for trading purposes, and does not expect gains or losses on these contracts to have a material impact on the Company's financial results.

         The Company's foreign currency forward contracts are executed with credit worthy banks and are denominated in currencies of major industrial countries. As at December 31, 2003, and 2002 the Company had no foreign currency forward contracts outstanding.

OFF-BALANCE SHEET TRANSACTIONS

         The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the registrant's financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

QUARTERLY RESULTS OF OPERATIONS

         The following table sets forth certain unaudited statement of operations data for each of the eight quarters beginning January 1, 2002 and ending December 31, 2003. The unaudited financial statements have been prepared on the same basis as the audited financial statements contained herein and include all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary to present fairly this information when read in conjunction with the Company's audited financial statements and the notes thereto appearing elsewhere in this report. In view of the Company's recent restructuring, its recent acquisitions and other factors, the Company believes that quarterly comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

                                                                           THREE MONTHS ENDED
                                                                           -------------------
                                                              2003                                      2002
                                          -----------------------------------------   -----------------------------------------
                                           Dec. 31    Sep. 30    June 30    Mar. 31    Dec. 31   Sep. 30    June 30     Mar. 31
                                          --------   --------   --------   --------   --------   --------   --------   --------
                                                                  (Unaudited, in thousands of dollars)
STATEMENT OF OPERATIONS DATA:

Revenue:
Software and services                     $  7,364   $  6,976   $  7,379   $  7,213   $  8,017   $  6,283   $  4,723   $  5,654
Maintenance and support                      4,230      3,560      3,368      2,818      2,637      2,675      2,907      2,836
Third party products and services              538      1,474        612      1,853        356      1,608        279        236
                                          --------   --------   --------   --------   --------   --------   --------   --------
                                            12,131     12,010     11,359     11,884     11,010     10,565      7,909      8,727

Direct costs                                 5,800      6,055      5,638      5,928      4,897      5,001      3,491      3,630
                                          --------   --------   --------   --------   --------   --------   --------   --------
Gross profit                                 6,331      5,955      5,721      5,956      6,113      5,564      4,418      5,097
                                          --------   --------   --------   --------   --------   --------   --------   --------
Operating expenses:
Research and development                     1,514      1,324      1,419      1,279      1,269      1,278      1,499      1,460
Sales and marketing                          2,266      2,436      2,884      2,948      3,026      3,030      3,912      2,414
General and administrative                   1,611      1,865      1,613      1,570      1,557      1,486      1,529      1,664
Strategic expenses                             450          -        825          -          -          -          -          -
Provision for doubtful accounts              2,960        110          -          -          -          -          -          -
                                          --------   --------   --------   --------   --------   --------   --------   --------
                                             8,801      5,736      6,741      5,797      5,852      5,794      6,940      5,538
                                          --------   --------   --------   --------   --------   --------   --------   --------
Operating (loss) income                     (2,470)       219     (1,020)       159        261       (230)    (2,522)      (441)
Other income (expense)                                    (81)      (208)      (253)        40         70         86         76
                                          --------   --------   --------   --------   --------   --------   --------   --------
(Loss) income from continuing
 operations before income tax provision     (2,235)       138     (1,228)       (94)       301       (160)    (2,436)      (365)
(Provision for) recovery of income taxes
 from continuing operations                    (59)      (168)      (125)       (99)      (169)        31        689        122
                                          --------   --------   --------   --------   --------   --------   --------   --------
(Loss) income from continuing
 operations                                 (2,294)       (30)    (1,354)      (193)       132       (191)    (1,747)      (243)
Income from discontinued operations
                                                 -          -          -          -          -         12         22         86
                                          --------   --------   --------   --------   --------   --------   --------   --------
Net (loss) income for the period          $ (2,294)  $    (30)  $ (1,354)  $   (193)  $    132   $   (179)  $ (1,725)  $   (157)
                                          ========   ========   ========   ========   ========   ========   ========   ========

      The following table sets forth, for the periods indicated, certain components of the unaudited selected financial data of the Company as a percentage of total revenue:

                                                                                 THREE MONTHS ENDED
                                                                2003                                        2002
                                                ----------------------------------------------------------------------------------
                                                DEC. 31    SEPT.     JUNE 30       MAR. 31  DEC. 31    SEPT.    JUNE 30    MAR. 31
                                                            30                                          30
Revenue:
Software and services                             60.7%     58.1%      65.0%         60.7%    72.8%     59.5.%     59.7%     64.8%
Maintenance and support                           34.9      29.6       29.6          23.7     24.0      25.3       36.8      32.5
Third party products and services                  4.4      12.3        5.4          15.6      3.2      15.2        3.5       2.7
                                                ---------------------------------------------------------------------------------
                                                 100.0     100.0      100.0         100.0    100.0     100.0      100.0     100.0
Direct costs                                      47.8      50.4       49.6          49.9     44.5      47.3       44.1      41.6
                                                ---------------------------------------------------------------------------------
Gross profit                                      52.2      49.6       50.4          50.1     55.5      52.7       55.9      58.4
                                                ---------------------------------------------------------------------------------
Operating expenses:
Research and development                          12.5      11.0       12.5          10.8     11.5      12.1       19.0      16.7
Sales and marketing                               18.7      20.3       25.4          24.8     27.5      28.7       49.5      27.7
General and administrative                        13.3      15.5       14.2          13.2     14.2      14.1       19.3      19.1
Strategic expenses                                 3.7         -        7.3             -        -         -          -         -
Allowance for doubtful accounts                   24.4       0.9          -             -        -         -          -         -
                                                ---------------------------------------------------------------------------------
                                                  72.6      47.8       59.4          48.8     53.2      54.8       87.8      63.5
                                                ---------------------------------------------------------------------------------
Operating (loss) income                          (20.4)      1.8       (9.0)          1.3      2.4      (2.2)     (31.9)     (5.1)
Other income (expense)                             1.9      (0.7)      (1.8)         (2.1)     0.4       0.7        1.1       0.9
                                                ---------------------------------------------------------------------------------
(Loss) income from continuing
 operations before income tax
 provision                                       (18.5)      1.1      (10.8)         (0.8)     2.7      (1.5)     (30.8)     (4.2)
                                                ---------------------------------------------------------------------------------

(Provision for) recovery of income taxes
 from continuing operations                       (0.5)     (1.4)      (1.1)          0.8     (1.5)     (0.3)       8.7       1.4
                                                ---------------------------------------------------------------------------------
 (Loss) income from continuing
  operations                                     (19.0)     (0.3)     (11.9)         (1.6)     1.2      (1.8)     (22.1)     (2.8)
Income from discontinued operations
                                                     -         -          -             -        -       0.1        0.3       1.0
                                                =================================================================================
Net (loss) income for the period                 (19.0)%    (0.3)%    (11.9)%        (1.6)%    1.2%     (1.7)%    (21.8)%    (1.8)%
                                                =================================================================================

MANAGEMENT'S RESPONSIBILITY

The management of MDSI Mobile Data Solutions Inc. is responsible for the preparation of the accompanying consolidated financial statements and the preparation and presentation of all information in this report. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada and are considered by management to present fairly the financial position and operating results of the Company.

The Company maintains a system of internal controls to provide reasonable assurance that transactions are appropriately authorized and recorded, that assets are safeguarded, and that financial records are properly maintained to provide accurate and reliable financial statements.

The Company's Audit Committee is comprised of two non-management directors and is appointed by the Board of Directors annually. The Committee meets periodically with the Company's management and independent auditors to review financial reporting matters and internal controls and to review the consolidated financial statements and the independent auditors' report. The Audit Committee reported its findings to the Board of Directors who have approved the consolidated financial statements.

The Company's independent auditors, Deloitte & Touche LLP, have examined the consolidated financial statements and their report follows.

/s/Erik Dysthe                             /s/Verne D. Pecho
-----------------                          ---------------------------------
Erik Dysthe                                Verne D. Pecho
President, Chief Executive Officer and     Vice President, Finance and
Chairman of the Board of Directors         Administration and Chief Financial
                                           Officer

AUDITORS' REPORT

To the Board of Directors and Shareholders of MDSI Mobile Data Solutions Inc.

We have audited the accompanying consolidated balance sheets of MDSI Mobile Data Solutions Inc. as at December 31, 2003 and 2002 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2003 and 2002 and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2003 in accordance with Canadian generally accepted accounting principles.

On March 25, 2004 we reported separately to the Board of Directors and Shareholders of MDSI Mobile Data Solutions Inc. on consolidated financial statements for the same periods prepared in accordance with generally accepted accounting principles in the United States of America.

/s/ Deloitte & Touche LLP
------------------------------
Chartered Accountants
Vancouver, British Columbia
March 25, 2004

                         MDSI MOBILE DATA SOLUTIONS INC.
                           CONSOLIDATED BALANCE SHEETS
                      (EXPRESSED IN UNITED STATES DOLLARS)

                                                                                                AS AT DECEMBER 31,
                                                                                           ----------------------------
                                                                                               2003            2002
                                                                                           ------------    ------------
ASSETS
CURRENT ASSETS
        Cash and cash equivalents                                                          $ 15,827,043    $ 11,016,945
        Accounts receivable, net
         Trade (net of allowance for doubtful accounts of $2,792,415; 2002 - $2,506,614)      8,610,846       6,705,088
         Unbilled                                                                             2,446,271       4,675,112
        Prepaid expenses and other assets                                                     1,838,425       1,552,236
                                                                                           ------------    ------------
        Total current assets                                                                 28,722,585      23,949,381

CAPITAL ASSETS, NET (NOTE 3)                                                                  7,990,457       9,798,087
LONG TERM RECEIVABLE (NOTE 7(C))                                                                      -       2,749,860
FUTURE INCOME TAXES (NOTE 5)                                                                    357,628         533,628
                                                                                           ------------    ------------
TOTAL ASSETS                                                                               $ 37,070,670    $ 37,030,956
                                                                                           ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES

        Accounts payable                                                                   $  1,786,665    $  1,777,465
        Accrued liabilities (note 11)                                                         4,677,980       3,300,113
        Income taxes payable                                                                                    602,717
                                                                                                917,183
        Deferred revenue                                                                     11,560,446       7,899,034
        Current obligations under capital lease (note 7(a))                                   1,204,269       2,073,906
                                                      -                                    ------------    ------------
        Total current liabilities                                                            20,146,543      15,653,235

OBLIGATIONS UNDER CAPITAL LEASES (NOTE 7(A))                                                    982,016       1,913,538
                                       -                                                   ------------    ------------
TOTAL LIABILITIES                                                                            21,128,559      17,566,773
                                                                                           ------------    ------------
STOCKHOLDERS' EQUITY
        Common stock (note 4)
          Authorized:

           Unlimited common shares with no par value
        Issued: 8,218,118 shares; 2002: 8,176,431 shares                                     59,600,402      59,479,731
        Other stockholder's equity                                                           15,203,119      14,975,718
        Cumulative translation adjustment                                                      (297,268)       (297,268)
        Deficit                                                                             (58,564,142)    (54,693,998)
                                                                                           ------------    ------------
                                                                                             15,942,111      19,464,183
                                                                                           ------------    ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                 $ 37,070,670    $ 37,030,956
                                                                                           ============    ============
Commitments and contingencies (note 7)

         See accompanying notes to the consolidated financial statements

Approved by: /s/ Erik Dysthe  Approved by: /s/ David R. Van Valkenburg
----------------------------  -------------------------------------------------
          Director                               Director

                         MDSI MOBILE DATA SOLUTIONS INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (EXPRESSED IN UNITED STATES DOLLARS)

                                                                 YEARS ENDED DECEMBER 31,
                                                      ---------------------------------------------
                                                          2003            2002            2001
                                                      -------------   -------------  --------------
REVENUE
     Software and services                            $  28,931,932   $  24,676,534  $   31,577,795
     Maintenance and support                             13,976,154      11,054,550      10,909,906
     Third party products and services                    4,476,503       2,480,368       2,453,137
                                                      -------------   -------------  --------------
                                                         47,384,589      38,211,452      44,940,838
                                                      -------------   -------------  --------------
DIRECT COSTS                                             23,421,059      17,019,346      21,047,146
                                                      -------------   -------------  --------------
GROSS PROFIT                                             23,963,530      21,192,106      23,893,692
                                                      -------------   -------------  --------------
OPERATING EXPENSES

     Research and development                             5,536,278       5,505,810       7,258,396
     Sales and marketing                                 10,533,899      12,381,679      10,858,596
     General and administrative                           6,659,328       6,237,194       6,075,396
     Restructuring charge (note 11)                               -               -       6,105,927
     Amortization and provision
     for valuation of intangible assets                           -               -       6,149,899
     Strategic expenses (note 11)                         1,275,120               -               -
     Provision for doubtful accounts                      3,069,860               -       2,938,195
                                                      -------------   -------------  --------------
                                                         27,074,485      24,124,683      39,386,409
                                                      -------------   -------------  --------------
OPERATING LOSS                                           (3,110,955)     (2,932,577)    (15,492,717)

VALUATION ALLOWANCE ON INVESTMENTS                                -               -      (2,749,992)
OTHER (EXPENSE) INCOME                                     (307,404)        272,988         177,200
                                                      -------------   -------------  --------------
LOSS FROM CONTINUING OPERATIONS BEFORE TAX PROVISION
                                                         (3,418,359)     (2,659,589)    (18,065,509)
(PROVISION FOR) RECOVERY OF INCOME TAXES FROM
CONTINUING OPERATIONS (NOTE 5)                             (451,785)        612,952         499,715
                                                      -------------   -------------  --------------

LOSS FROM CONTINUING OPERATIONS                          (3,870,144)     (2,046,637)    (17,565,794)

INCOME (LOSS) FROM DISCONTINUED OPERATIONS (NOTE 2)               -         121,031     (27,340,047)
                                                      -------------   -------------  --------------
NET LOSS FOR THE YEAR                                 ($  3,870,144)  ($  1,925,606) ($  44,905,841)
                                                      =============   =============  ==============
LOSS PER COMMON SHARE
     Loss from continuing operations
     Basic                                            ($       0.47)  ($       0.24) ($        2.04)
                                                      =============   =============  ==============
     Diluted                                          ($       0.47)  ($       0.24) ($        2.04)
                                                      =============   =============  ==============

     Net loss
     Basic                                            ($       0.47)  ($       0.23) ($        5.21)
                                                      =============   =============  ==============
     Diluted                                          ($       0.47)  ($       0.23) ($        5.21)
                                                      =============   =============  ==============

        See accompanying notes to the consolidated financial statements

                         MDSI MOBILE DATA SOLUTIONS INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                      (EXPRESSED IN UNITED STATES DOLLARS)


                                            COMMON STOCK             OTHER                         CUMULATIVE
                                     -------------------------    STOCKHOLDERS      TREASURY      TRANSLATION
                                      SHARES         AMOUNT          EQUITY          STOCK         ADJUSTMENT
                                     ---------    ------------    ------------    ------------    ------------
BALANCE, DECEMBER 31, 2000           8,612,453    $ 65,246,439    $ 11,415,573    $    (85,043)   $   (297,268)

     Issued on exercise of
     stock options                      63,567         102,558               -               -               -
     Stock based
     compensation charge                     -               -         301,921               -               -
     Net loss for the year                   -               -               -               -               -
                                     ---------    ------------    ------------    ------------    ------------
BALANCE, DECEMBER 31, 2001           8,676,020    $ 65,348,997    $ 11,717,494    $    (85,043)   $   (297,268)

     Issued on exercise of
     stock options                     253,181          65,366               -               -               -
     Issued under stock
     purchase plan (Note 4(b))          85,405         212,614               -               -               -
     Redemption of shares
     during year on divestiture
     of subsidiary (Note 2)           (824,700)     (6,074,483)      3,270,504               -               -
     Redemption of treasury
     shares                            (13,475)        (72,763)        (12,280)         85,043               -
     Net loss for the year                   -               -               -               -               -
                                     ---------    ------------    ------------    ------------    ------------
BALANCE, DECEMBER 31, 2002           8,176,431    $ 59,479,731    $ 14,975,718    $          -    $   (297,268)

     Issued on exercise of
     stock options                       4,312          14,312
     Issued under stock
     purchase plan (Note                37,375         106,359
     4(b))
     Net loss for the year
     Stock based
     compensation charge                                               227,401
                                     ---------    ------------    ------------    ------------    ------------
BALANCE, DECEMBER 31, 2003           8,218,118    $ 59,600,402    $ 15,203,119    $          -    $   (297,268)
                                     =========    ============    ============    ============    ============

                                        DEFICIT          TOTAL
                                      ------------    ------------
BALANCE, DECEMBER 31, 2000            $ (7,862,551)   $ 68,417,150

     Issued on exercise of
     stock options                               -         102,558
     Stock based
     compensation charge                         -         301,921
     Net loss for the year             (44,905,841)    (44,905,841)
                                      ------------    ------------
BALANCE, DECEMBER 31, 2001            $(52,768,392)   $ 23,915,788

     Issued on exercise of
     stock options                               -          65,366
     Issued under stock
     purchase plan (Note 4(b))                   -         212,614
     Redemption of shares
     during year on divestiture
     of subsidiary (Note 2)                      -      (2,803,979)
     Redemption of treasury
     shares                                      -               -
     Net loss for the year              (1,925,606)     (1,925,606)
                                      ------------    ------------
BALANCE, DECEMBER 31, 2002            $(54,693,998)   $ 19,464,183

     Issued on exercise of
     stock options                                          14,312
     Issued under stock
     purchase plan (Note                                   106,359
     4(b))
     Net loss for the year              (3,870,144)     (3,870,144)
     Stock based
     compensation charge                                   227,401
                                      ------------    ------------
BALANCE, DECEMBER 31, 2003            $(58,564,142)   $ 15,942,111
                                      ============    ============


         See accompanying notes to the consolidated financial statements

                        MDSI MOBILE DATA SOLUTIONS INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      (EXPRESSED IN UNITED STATES DOLLARS)

                                                                                   YEARS ENDED DECEMBER 31,
                                                                         ---------------------------------------------
                                                                             2003             2002           2001
                                                                         -------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
        Net loss from continuing operations for the year                 $  (3,870,144)   $ (2,046,637)   $(17,565,794)
        Items not affecting cash:
        Depreciation, amortization and provision for valuation of            2,726,208       2,706,987       8,828,612
        intangible assets
        Write down in value of surplus capital assets                                -               -         563,780
        Write down in value of long term receivable                          2,749,860               -               -
        Valuation allowance on investments                                           -               -       2,749,992
        Future income taxes                                                    176,000        (183,659)          4,370
        Stock based compensation charge                                        227,401               -         301,921
        Changes in non-cash operating working capital items (Note 9)         5,399,839       1,828,619       8,322,810
                                                                         -------------    ------------    ------------
        Net cash provided by (used in) operating activities                  7,409,164       2,305,310       3,205,691
                                                                         -------------    ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES
        Issuance of common shares                                              120,671         277,981         102,558
        Repayment of capital leases                                         (1,801,159)     (1,989,664)     (1,727,326)
                                                                         -------------    ------------    ------------
        Net cash (used in) provided by financing activities                 (1,680,488)     (1,711,683)     (1,624,768)
                                                                         -------------    ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES
        Repayment of lease receivable                                                -               -         133,724
        Proceeds on sale of investments                                              -               -         331,458
        Acquisition of capital assets                                         (918,578)     (2,178,732)     (1,346,279)
                                                                         -------------    ------------    ------------
        Net cash used in investing activities                                 (918,578)     (2,178,732)       (881,097)
                                                                         -------------    ------------    ------------
Net cash (used in) provided by continuing operations                         4,810,098      (1,585,105)        699,826

Net cash used in discontinued operations (note 2)                                    -        (574,030)       (388,727)
                                                                         -------------    ------------    ------------
NET CASH INFLOW (OUTFLOW)                                                    4,810,098      (2,159,135)        311,099

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                11,016,945      13,176,080      12,864,981
                                                                         -------------    ------------    ------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                   $  15,827,043    $ 11,016,945    $ 13,176,080
                                                                         =============    ============    ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

        Cash payments for interest                                       $     300,686    $    174,619    $    387,773
                                                                         =============    ============    ============
        Cash payment (refund) for taxes                                  $     415,251    $ (1,320,664)   $    326,694
                                                                         =============    ============    ============

         See accompanying notes to the consolidated financial statements

                        MDSI MOBILE DATA SOLUTIONS INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                      (EXPRESSED IN UNITED STATES DOLLARS)

SUPPLEMENTAL DISCLOSURE OF NON CASH INVESTING AND FINANCING ACTIVITIES

      During the year ended December 31, 2002 MDSI completed an agreement to sell its Hosting and IT Services business segment, Connectria Corporation (Connectria). Pursuant to the terms of the agreement, the Company received from the former Connectria shareholders 824,700 shares that had an approximate market value of $2.8 million and the cancellation of 103,088 previously issued stock options of MDSI as consideration for Connectria. In addition to the share consideration, a wholly-owned subsidiary of MDSI received a warrant allowing it to purchase up to 50,380 shares of Series A Nonvoting Preferred Stock of Connectria at a price of $50 per share exercisable for a period of five years. The Series A Nonvoting Preferred Stock of Connectria has a face value of $100 per share, bears a dividend of five percent per annum, bears a liquidation preference equal to the face value, may be redeemed at Connectria's option at any time, and must be redeemed by Connectria upon a capital infusion of $10 million or greater.

      During the year ended December 31, 2002 the Company entered into two capital lease arrangements for the gross amount of $2,922,078 (2001 $885,195) for newly purchased capital assets. As a result of these arrangements the Company did not incur cash outlays to purchase these assets but will pay lease obligations with interest accruing at interest rates of up to 9.5% over terms of up to three years. Since these asset purchases in 2002 are non cash transactions, the gross amount of the leases have been excluded from both the Acquisition of Capital Assets and Proceeds from Capital Leases line items.

         See accompanying notes to the consolidated financial statements

                        MDSI MOBILE DATA SOLUTIONS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

1.    SIGNIFICANT ACCOUNTING POLICIES

      These financial statements have been prepared in accordance with Canadian generally accepted accounting principles and reflect the following significant accounting policies, which differ in some respects from those in the United States as outlined in note 13.

      (a)   Basis of presentation

            These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, and are presented in the Company's functional currency, the United States dollar. All intercompany balances and transactions have been eliminated.

            In June 2002, MDSI adopted a plan for sale and entered into an agreement to sell its Hosting and IT services business segment Connectria Corporation (Connectria) to former Connectria shareholders who were both shareholders and employees of the Company. As a result of this transaction, the consolidated financial statements and related footnotes have been restated to present the results of the business as discontinued operations (Note 2).

      (b)   Nature of operations

            The Company develops, markets and supports workforce management software solutions for use in the mobile service industry. Prior to the disposition of Connectria (Note 2), the Company was also a provider of managed application services.

      (c)   Research and development

            Research and development costs related to software are expensed as incurred unless a project meets the specified criteria for capitalization. Capitalized costs related to software are amortized commencing at the point that the product is available to the market in order to recognize the net realizable value over the respective estimated useful life. All capitalized software costs have arisen due to business combinations and are amortized on the straight-line basis over 10 years. The net book value of all capitalized development projects is reviewed annually for impairment. During the year ended December 31, 2001, the Company determined an impairment in value of acquired capitalized development costs had occurred.

      (d)   Revenue recognition

            We derive revenues from the following sources: license fees, professional services, maintenance and support fees and third party products and services.

            We generally provide services with our supply agreements that include significant production, modification, and customisation of the software. These services are not separable and are essential to the functionality of the software, and as a result we account for these licence and service arrangements using the percentage of completion method of contract accounting.

                        MDSI MOBILE DATA SOLUTIONS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

1.    SIGNIFICANT ACCOUNTING POLICIES

      (d)   Revenue recognition (continued)

            License Fees and Professional Services

            Our supply agreements generally include multiple products and services, or "elements." We use the residual method to recognize revenue when a supply agreement includes one or more elements to be delivered at a future date and vendor specific objective evidence of the fair value of all undelivered elements exists. The fair value of the undelivered elements is determined based on the historical evidence of stand-alone sales, or renewal terms of these elements to customers. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee, which relates to the license and implementation services, is recognized as revenue on a percentage of completion basis. If evidence of the fair value of one or more undelivered elements does not exist, the total revenue is deferred and recognized when delivery of those elements occurs or when fair value is established.

            We estimate the percentage of completion on contracts with fixed fees on a monthly basis utilizing hours incurred to date as a percentage of total estimated hours to complete the project. If we do not have a sufficient basis to measure progress towards completion, revenue is recognized when we receive final acceptance from the customer. When the total cost estimate for a project exceeds revenue, we accrue for the estimated losses immediately. The complexity of the estimation process and issues related to the assumptions, risks and uncertainties inherent with the application of the percentage-of-completion method of accounting affect the amounts of revenue and related expenses reported in our consolidated financial statements. A number of internal and external factors can affect our estimates, including labor rates, utilization and efficiency variances and specification and testing requirement changes.

            We are engaged on a continuous basis in the production and delivery of software under contractual agreements. As a result we have developed a history of being able to estimate costs to complete and the extent of progress toward completion of contracts, which supports the use of the percentage of completion method of contract accounting.

            Professional services revenue primarily consists of consulting and customer training revenues, which are usually charged on a time and materials basis and are recognized as the services are performed. Revenue from certain fixed price contracts is recognized on a proportional performance basis, which involves the use of estimates related to total expected man-days of completing the contract derived from historical experience with similar contracts. If we do not have a sufficient basis to measure the progress towards completion, revenue is recognized when the project is completed or when we receive final acceptance from the customer.

            Maintenance Revenue

            Generally, maintenance is initially sold as an element of a master supply arrangement, with subsequent annual renewals, and is priced as a percentage of new software license fees. Maintenance revenue is recognized ratably over the term of the maintenance period, which typically is one year. Maintenance and support revenue includes software license updates that provide customers with rights to unspecified software product upgrades, maintenance releases and patches released during the term of the support period. Product support services also include Internet and telephone access to technical support personnel.

            Historically, we have provided a warranty phase during the supply agreement. Services provided during this warranty phase include elements of maintenance and support. As a result we, defer a portion of the supply agreement fee, based on Vendor Specific Objective Evidence of the value of these services, and recognize the deferred amount as revenue over the warranty period.

                        MDSI MOBILE DATA SOLUTIONS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

1.    SIGNIFICANT ACCOUNTING POLICIES

      (d)   Revenue recognition (continued)

            Third party products and services

            Revenue from sales of third party products and services is recognized on delivery of the products. Services are recognized on a percentage-complete basis. When software licenses are sold incorporating third-party products or sold with third-party products, we recognize as revenue the gross amount of sales of third-party product.

            On occasion, we utilize third-party consultants to assist in implementations or installations originated by the Company. In these cases the revenue for these implementations and installations is typically recognized on a gross basis. In these cases, we ultimately manage the engagement.

            Warranty

            The Company warrants to its customers that its software will be in substantial conformance with its specifications.

      (e)   Deferred Revenue

            Deferred revenue is comprised of deferrals for software and service fees, and maintenance and support fees. The principal components of deferred revenue at December 31, 2003 and 2002 were as follows:

                               2003              2002
                          -------------     --------------
Software and services     $   7,313,279     $    3,890,260

Maintenance and support       4,247,167          4,008,774
                          -------------     --------------
Total Deferred Revenue    $  11,560,446     $    7,899,034
                          =============     ==============

      (f)   Accounts Receivable and Allowance for Doubtful Accounts

            Accounts receivable are comprised of billed and unbilled receivables arising from recognized or deferred revenues. Receivables related to specific deferred revenues are offset for balance sheet presentation. The Company's receivables are unsecured.

            The Company maintains an allowance for doubtful accounts at an amount it estimates to be sufficient to provide adequate protection against losses resulting from collecting less than full payment on its receivables. Individual overdue accounts are reviewed, and allowance adjustments are recorded when determined necessary to state receivables at realizable value.

                         MDSI MOBILE DATA SOLUTIONS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

1.    SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      (g) Capital assets

            Capital assets are recorded at cost. Depreciation is charged to operations over the estimated useful lives of the assets as follows:

Computer hardware and software          30% declining balance
Furniture and fixtures                  20% declining balance
Leasehold improvements                  lesser of lease term or useful life, generally five years
Vehicle                                 20% declining balance

            The carrying value of capital assets is reviewed on a regular basis for any impairment in value. An impairment loss would be recognized when estimates of future cash flows expected to result from the use of an asset and its eventual disposition are less than its carrying amount.

      (h) Intangible Assets

            Intangible assets previously consisted of goodwill and acquired research and development costs arising on the acquisitions of Alliance Systems Incorporated, goodwill and acquired intellectual property arising on the acquisition of Connectria Corporation, and the purchase of a commercial web-site domain name. Goodwill arising on the acquisition of Alliance was amortized on a straight-line basis over ten years, and goodwill from the acquisition of Connectria was amortized on a straight line basis over five years. The commercial web-site domain name was being amortized on a straight line basis over a five year period. Management regularly reviews the carrying value of intangible assets for evidence of any permanent impairment in value by reference to expected future cash flows. During the year ended December 31, 2001 the Company determined an impairment in value had occurred in relation to the Company's intangible assets.

            The Company adopted Canadian Institute of Chartered Accountants
            (CICA) section 1581 "Business Combinations," and CICA section 3062 "Goodwill and Other Intangible Assets" on a prospective basis at the beginning of fiscal 2002. Net loss and net loss per share adjusted to exclude goodwill and other intangible assets that would not have been subject to amortization for 2002, 2001 and 2000 are as follows:

                                                                    YEAR ENDED DECEMBER 31,
                                                      --------------------------------------------------
                                                           2003              2002              2001
                                                      --------------    --------------    --------------
Net loss for the year                                 $   (3,870,144)   $   (1,925,606)   $  (44,905,841)

Adjustments
     Amortization of goodwill                                      -                 -         6,158,322
     Amortization of other intangible assets                       -                 -            22,000
                                                      --------------    --------------    --------------
Adjusted net loss                                     $   (3,870,144)   $   (1,925,606)   $  (51,086,163)
                                                      ==============    ==============    ==============

Basic and diluted net loss per share, as
   reported                                           $        (0.47)   $        (0.23)   $        (5.21)
Basic and diluted net loss per share, as
   adjusted                                           $        (0.47)   $        (0.23)   $        (5.92)

                         MDSI MOBILE DATA SOLUTIONS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

1.    SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      (i) Foreign exchange

            The accounts of the Company and its foreign subsidiaries are expressed in United States dollars, its functional currency. Current monetary assets and liabilities denominated in foreign currencies are translated at the rate in effect at the balance sheet date. Other balance sheet items and revenues and expenses are translated at the rates prevailing on the respective transaction dates. Translation gains and losses relating to monetary items and revenue and expenses denominated in foreign currencies are included in income.

      (j) Income taxes

            The Company accounts for income taxes using the asset and liability method. Under this method, future income taxes are recorded for the temporary differences between the financial reporting basis and tax basis of the Company's assets and liabilities. Future tax assets and liabilities are measured using substantially enacted tax rates expected to apply to taxable income in the years which such temporary differences are expected to be recovered or settled. A valuation allowance is recognized to the extent the recoverability of future income tax assets is not considered more likely than not.

      (k) Investments

            The Company accounts for investments on a cost basis. Any impairment in value that is determined to be other than temporary is charged to earnings. As a result of significant uncertainty over the future realization of any return on investment or advances, the Company has recorded a valuation allowance equal to the full cost of the investments and advances during the year ended December 31, 2001.

      (l) Earnings (loss) per common share

            Basic earnings (loss) per share is computed by dividing net income
            (loss) available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities by including other common share equivalents in the weighted average number of common shares outstanding for a period, if dilutive. Common equivalent shares consist of incremental shares issuable upon the exercise of stock options and share purchase warrants (using the treasury stock method).

            A reconciliation of net (loss) per common share from continuing operations and the weighted average shares used in the earnings per share ("EPS") calculations for fiscal years 2003, 2002 and 2001 is as follows:

                                              NET LOSS                                  LOSS PER SHARE
                                          FROM CONTINUING                SHARES        FROM CONTINUING
                                       OPERATIONS (NUMERATOR)         (DENOMINATOR)       OPERATIONS
                                       ----------------------         -------------    ---------------
2003
Basic                                  $           (3,870,144)          8,200,676      $         (0.47)
Effect of stock options                                                         -                    -
                                       ----------------------           ---------      ---------------
Diluted                                $           (3,870,144)          8,200,676      $         (0.47)
                                       ======================           =========      ===============

2002
Basic                                  $           (2,046,637)          8,480,866      $         (0.24)
Effect of stock options                                                         -                    -
                                       ----------------------           ---------      ---------------
Diluted                                $           (2,046,637)          8,480,866      $         (0.24)
                                       ======================           =========      ===============

2001
Basic                                  $          (17,565,794)          8,623,296      $         (2.04)
Effect of stock options                                                         -                    -
                                       ----------------------           ---------      ---------------
Diluted                                $          (17,565,794)          8,623,296      $         (2.04)
                                       ======================           =========      ===============

                         MDSI MOBILE DATA SOLUTIONS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

1.    SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      (l) Earnings (loss) per common share (continued)

            Options and warrants to purchase 1,191,248, 1,291,181, and 2,056,361 shares of common stock were outstanding as at December 31, 2003, 2002 and 2001 respectively, but were not included in the computation of diluted EPS because of the net loss in fiscal 2003, 2002 and 2001, and therefore, their effect would be antidilutive.

      (m) Use of estimates

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Estimates are used for, but not limited to, the accounting for doubtful accounts, accrual for restructuring charges, amortization, determination of net recoverable value of assets, revenue recognized on long-term contracts, taxes and contingencies. Actual results could differ from those estimates.

      (n) Derivatives

            From time to time the Company may attempt to hedge its position with respect to currency fluctuations on specific contracts. This is generally accomplished by entering into forward contracts. As at December 31, 2003 and December 31, 2002 the Company had no forward transactions open.

      (o) Cash and cash equivalents

            Cash and cash equivalents consist of cash on hand, deposits in banks and highly liquid investments with an original maturity of three months or less.

      (p) Goodwill

            As of January 1, 2002 the Company has adopted the Canadian Institute of Chartered Accountants (CICA) section 1581 "Business Combinations," and CICA section 3062 "Goodwill and Other Intangible Assets." The "Business Combinations" section addresses the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination. The "Goodwill and Other Intangible Asset" section addresses the continuing measurement and valuation of intangible assets and goodwill. These standards require all future business combinations to be accounted for using the purchase method of accounting. Goodwill will no longer be amortized but instead will be subject to impairment tests. Amortization of goodwill under the Company's previous accounting policy for the year ended December 31, 2003 would not have had any effect on the Company's income (loss) per share for any period presented.

                         MDSI MOBILE DATA SOLUTIONS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

1.    SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      (q) Stock-based Compensation

            The Company adopted CICA Handbook section 3870 "Stock-Based Compensation and Other Stock-Based Payments" as of January 1, 2002. The new section sets out a fair value based method for the recognition, measurement and disclosure of certain stock-based compensation and other stock-based payments made in exchange for goods and services. The standard requires that all stock-based awards made to non-employees be measured and recognized using a fair value based method. The standard encourages the use of a fair value based method for all awards granted to employees, but only requires the use of a fair value based method for direct awards of stock, stock appreciation rights, and awards that call for settlement in cash or other assets. Awards that a company has the ability to settle in stock are recorded as equity, whereas awards that the entity is required to or has a practice of settling in cash are recorded as liabilities. This section applies to certain awards outstanding on the date of adoption and all awards granted on or after January 1, 2002. The Company has elected to account for employee stock options by measuring compensation cost for options as the excess, if any of the quoted market price of the Company's common shares at the date of grant over the amount an employee must pay to acquire the common shares for options issued prior to January 1, 2003.

            Effective January 1, 2003, the Company adopted the new amended provisions of the CICA Accounting Standards Board has amended CICA Handbook Section 3870 - Stock based Compensation and Other Stock-based Payments which requires entities to account for employee stock options using the fair value based method. In accordance with the transitional options permitted under amended Section 3870, the Company has prospectively applied the fair value based method to all employee stock options granted on or after January 1, 2003, using the fair value based method.

                         MDSI MOBILE DATA SOLUTIONS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

1.    SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      (q) Stock-based Compensation

            As a result of prospectively adopting the fair value based method of valuing stock options as of January 1, 2003 the Company recorded stock based compensation charge of $227,401 in the statement of operations and the same amount was recorded as other stockholder's equity. The following table illustrates the effect on net loss as if the fair value based method had been applied to all options awarded on or after January 1, 2002.

                                                                                    YEAR ENDED DECEMBER 31,
                                                                              ---------------------------------
                                                                                    2003              2002
                                                                              ---------------   ---------------
Net loss, as reported                                                          $   (3,870,144)   $   (1,925,606)
Add:
Stock based employee compensation expense included in reported net
earnings, net of related tax effects                                                  227,401                 -

Deduct:
Total stock-based employee compensation expense determined under the fair value based method for all awards from the original effective
date of January 1, 2002, net of related tax effects                                  (332,456)         (177,925)
                                                                               --------------    --------------
Pro forma net loss                                                             $   (3,975,199)   $   (2,103,531)
                                                                               ==============    ==============
Loss per Share:
As Reported:
Basic and Diluted                                                             ($         0.47)  ($         0.24)
Pro forma:
Basic and Diluted                                                             ($         0.48)  ($         0.25)

The fair value of each option grant was estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions:

                                                                                    YEAR ENDED DECEMBER 31,
                                                                               --------------------------------
                                                                                    2003              2002
                                                                               --------------    --------------
Risk-free interest rate                                                               1.1%             2.7%
Dividend yield                                                                          0%               0%
Expected life                                                                     5 years          5 years
Volatility                                                                             47%              72%

                         MDSI MOBILE DATA SOLUTIONS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

2.    DISCONTINUED OPERATIONS

      CONNECTRIA CORPORATION

      In June 2002, MDSI adopted a plan for sale and entered into an agreement to sell its Hosting and IT Services business segment, Connectria Corporation (Connectria) to former Connectria shareholders who were both shareholders and employees of the Company. The transaction closed in July 2002. Pursuant to the terms of the agreement, the Company received from the former Connectria shareholders 824,700 shares of the Company that had an approximate market value of $2.8 million and the cancellation of 103,088 previously issued stock options of MDSI as consideration for Connectria. In addition to the share consideration, a wholly-owned subsidiary of MDSI received a warrant allowing it to purchase up to 50,380 shares of Series A Nonvoting Preferred Stock of Connectria at a price of $50 per share exercisable for a period of five years. The Series A Nonvoting Preferred Stock of Connectria has a face value of $100 per share, bears a dividend of five percent per annum, bears a liquidation preference equal to the face value, may be redeemed at Connectria's option at any time, and must be redeemed by Connectria upon a capital infusion of $10 million or greater. In addition MDSI has advanced to Connectria $500,000, consisting of a loan in the principal amount of $250,000 with a two year term, bearing interest at 5%, and $250,000 for prepaid hosting services. The Company recognized a gain of $12,419 on the disposal of Connectria. Connectria represented a significant segment of the Company's business.

      These businesses are accounted for as discontinued operations and for reporting purposes the results of operations, financial position and cash flow are segregated from those of continuing operations for the current and prior periods. The Company has included in the results of the discontinued operations, the sale proceeds, the costs of disposition, the results of operations from the measurement date to the disposal date and an estimate of the costs to complete the remaining contracts.

      Summarized financial information of the discontinued operations is as follows:

                                                      DECEMBER 31, 2003    DECEMBER 31, 2002    DECEMBER 31, 2001
                                                      -----------------    -----------------    -----------------
Revenues from discontinued operations (after
applicable income taxes of $ - nil)                   $               -    $       5,058,101    $      13,414,690
                                                      -----------------    -----------------    -----------------

Income (loss) before income taxes                                     -              108,612          (27,340,047)
                                                      -----------------    -----------------    -----------------
Operating income (loss) to measurement date                           -              108,612          (27,340,047)
Estimated income (loss) on disposal
(net of income taxes of 2002 - $5,322)                                -               12,419                    -
                                                      -----------------    -----------------    -----------------
Income (loss) from discontinued operations            $               -    $         121,031    $     (27,340,047)
                                                      =================    =================    =================

                         MDSI MOBILE DATA SOLUTIONS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

2.    DISCONTINUED OPERATIONS (CONTINUED)

      Cash flow of discontinued operations

                                                      DECEMBER 31, 2003    DECEMBER 31, 2002    DECEMBER 31, 2001
                                                      -----------------    -----------------    -----------------
Operating activities                                  $               -    $       2,491,158    $         758,508
Investing activities                                                  -              (43,775)            (807,710)
Financing activities                                                  -           (3,021,413)            (339,525)
                                                      -----------------    -----------------    -----------------
Cash used in discontinued operations                  $               -    $        (574,030)   $        (388,727)
                                                      =================    =================    =================

3.    CAPITAL ASSETS

                                                                                    2003              2002
                                                                               --------------    --------------
Computer hardware and software                                                 $   16,705,813    $   15,830,618
Furniture and fixtures                                                              2,557,303         2,532,807
Leasehold improvements                                                                988,712           918,920
Vehicles                                                                                    -            50,905
                                                                               --------------    --------------
                                                                                   20,251,828        19,333,250
Less: accumulated amortization                                                    (12,261,371)       (9,535,163)
                                                                               --------------    --------------
                                                                               $    7,990,457    $    9,798,087
                                                                               ==============    ==============

As at December 31, 2003 the Company has entered into capital lease arrangements for computer hardware in the amount of $3,540,336 (2002 - $7,218,355) and recorded accumulated amortization of $1,280,535 (2002 -$2,489,013) relating to these assets (note 9(a)).

                         MDSI MOBILE DATA SOLUTIONS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

4.    STOCKHOLDERS' EQUITY

      (a) Stock options

            The Company adopted its Stock Option Plan to provide options to purchase common shares of the Company for its employees, officers, directors and consultants. The options granted pursuant to the Stock Option Plan are exercisable at a price which is equal to the fair market value of the common shares at the time the options are granted. The options typically vest over a three year period and the term of the option is typically five years. The maximum number of common shares reserved for issuance under the Stock Option Plan, including current options outstanding, is 2,400,000 common shares. Upon acquisition of Connectria the Company assumed certain obligations under the Connectria Stock Option Plan, and all future option issuances will occur under the MDSI Plan. As a result of the divestiture of Connectria (note 2) all outstanding options under the Connectria plan were cancelled during 2002. The resulting position of the two Stock Option plans is as follows:

                                               Connectria Plan     MDSI Plan      Total       Weighted
                                                  Number of        Number of    Number of      Average
                                                    Shares          Shares       Shares         Price
                                               ---------------     ---------    ---------    ---------
Outstanding at December 31, 2000                   534,246         1,779,698    2,313,944    $   10.32
   Granted                                               -           711,765      711,765         4.18
   Exercised                                       (54,123)           (9,444)     (63,567)        1.61
   Cancelled                                       (52,980)         (852,801)    (905,781)       14.50
                                                  --------         ---------    ---------    ---------
Outstanding at December 31, 2001                   427,143         1,629,218    2,056,361    $    6.62

   Granted                                               -           249,000      249,000         3.48
   Exercised                                      (253,077)             (104)    (253,181)        0.26
   Cancelled                                      (174,066)         (586,933)    (760,999)        7.13
                                                  --------         ---------    ---------    ---------
Outstanding at December 31, 2002                         -         1,291,181    1,291,181    $    6.96

   Granted                                               -           298,755      298,755         4.31
   Exercised                                             -            (4,312)      (4,312)        3.72
   Cancelled                                             -          (394,376)    (394,376)        8.87
                                                  --------         ---------    ---------    ---------
Outstanding at December 31, 2003                         -         1,191,248    1,191,248    $    5.67
                                                  ========         =========    =========    =========

The following table summarizes information concerning options outstanding at December 31, 2003:

                                    OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                          ---------------------------------------     -----------------------
                                           WEIGHTED
                             NUMBER         AVERAGE                     NUMBER
                          OUTSTANDING      REMAINING     WEIGHTED     EXERCISABLE    WEIGHTED
                             AS OF        CONTRACTUAL     AVERAGE        AS OF       AVERAGE
    RANGE OF               DECEMBER          LIFE        EXERCISE      DECEMBER      EXERCISE
EXERCISE PRICES            31, 2003        (MONTHS)        PRICE       31, 2003       PRICE
---------------           -----------     -----------    --------     -----------    --------
   $0-$3.95                  483,374             38.7    $   3.45       303,755      $   3.42
$4.00-$12.90                 443,790             39.6        5.19       318,891          5.35
$12.95-$28.00                264,084             12.6       13.76       264,084         13.76
                           ---------             ----    --------       -------      --------
                           1,191,248             33.3    $   5.67       886,730      $   7.19
                           =========             ====    ========       =======      ========

At December 31, 2002 and 2001 under the combined MDSI and Connectria option plans, 926,021 and 1,304,959 options were exercisable at a weighted average exercise price of $8.02 and $6.73, respectively.

                         MDSI MOBILE DATA SOLUTIONS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

4.    STOCKHOLDERS' EQUITY (CONTINUED)

      (b) Stock purchase plan

            The Company has established a voluntary stock compensation arrangement for its full and part-time employees to purchase common shares of the Company by way of payroll deductions for a maximum of $10,000 CDN for each employee per year. The subscription price of common shares purchased under the 2002 Stock Purchase Plan is determined based upon a weighted average market price of the Company's common shares each quarter, less 15%. During the year ended December 31, 2003, 37,375 (2002 - 85,405; 2001 - nil) common shares were issued under the Stock Purchase Plan.

      (c) Shareholder rights plan

            At the Annual General Meeting on May 6, 1999, the Company's shareholders' approved the adoption of a Shareholder Rights Plan, similar to those adopted by other Canadian companies. The Plan had a 5 year term and was subsequently renewed in December 2003 for a further 5 year term. Under the terms of the Plan, rights are attached to the common shares of the Company. These rights become marketable and exercisable only after certain specified events related to the acquisition of, or announcement of an intention to acquire 20% or more of the outstanding common shares of the Company.

5.    INCOME TAXES

            The provision for income taxes consists of the following:

                                                                     2003              2002               2001
                                                                --------------    --------------     --------------
Current:
   Canada                                                       $            -    $            -     $            -
   Foreign                                                             275,785          (429,293)          (504,085)
                                                                --------------    --------------     --------------
        Total current provision for (recovery
          of) income taxes from continuing operations                  275,785          (429,293)          (504,085)
                                                                --------------    --------------     --------------
Future:
   Canada                                                                    -                 -                  -
   Foreign                                                             176,000          (183,659)             4,370
                                                                --------------    --------------     --------------
     Total future (recovery of) provision for income
          Taxes from continuing operations                             176,000          (183,659)             4,370
                                                                --------------    --------------     --------------
Provision for (recovery of) income taxes from
          continuing operations                                 $      451,785    $     (612,952)    $     (499,715)
                                                                ==============    ==============     ==============

                         MDSI MOBILE DATA SOLUTIONS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

5.    INCOME TAXES (CONTINUED)

            The provision for income taxes reported differs from the amounts computed by applying the cumulative Canadian Federal and provincial income tax rates to the loss from continuing operations before tax provision due to the following:

                                                                2003                2002                2001
                                                           --------------      --------------      --------------
Statutory tax rate                                                   37.6%               39.6%               44.6%

Recovery of (provision for) income taxes from
   continuing operations computed at statutory rate        $   (1,285,303)     $   (1,053,197)     $   (8,057,217)
Tax losses and (benefits) not recognized in the
   period that the benefit arose                                2,409,337             967,215           6,146,297
Lower effective rate on earnings of foreign
   subsidiaries                                                (1,295,973)           (158,652)         (1,265,093)
Amortization and write-down of intangible assets
   not deductible for tax                                               -            (393,202)          2,433,323
Other                                                             623,724              24,884             242,975
                                                           --------------      --------------      --------------
Provision for (recovery of) income taxes from
   continuing operations                                   $      451,785      $     (612,952)     $     (499,715)
                                                           ==============      ==============      ==============


The principal components of the future portion of the provision for income taxes are as follows:

                                                                     2003               2002               2001
                                                                --------------     --------------     --------------
Depreciation                                                    $   (1,961,685)    $   (1,482,694)    $     (807,765)
Deferred revenue                                                       383,204            224,433           (756,867)
Other                                                                1,754,481          1,074,602          1,569,002
                                                                --------------     --------------     --------------
Total deferred provision for (recovery of) income taxes         $     (176,000)    $     (183,759)    $        4,370
                                                                ==============     ==============     ==============

                         MDSI MOBILE DATA SOLUTIONS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

5.    INCOME TAXES (CONTINUED)

      The approximate tax effect of each type of temporary difference that gave rise to the Company's future tax assets are as follows:

                                               2003             2002
                                           -------------    -------------
Operating loss carry forwards              $   6,700,056    $   3,789,394
Deferred revenue                                 646,642        1,029,846
Capital assets & intangibles                   4,102,742        2,093,368
Reserves and accrued expenses                    333,079        2,579,456
Other                                            493,398          374,518
                                           -------------    -------------
                                              12,275,917        9,886,582
Less: Valuation allowance                    (11,918,289)      (9,332,954)
                                           -------------    -------------
Net non current future tax asset           $     357,628    $     533,628
                                           =============    =============

      At December 31, 2003, the Company has the following loss carry-forwards available for tax purposes:

COUNTRY                     AMOUNT          EXPIRY
-------                     ------          ------
Canada                  $  6,000,000   2005 through 2010

US                      $ 13,000,000   2021 through 2023

                         MDSI MOBILE DATA SOLUTIONS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

6.    RELATED PARTY TRANSACTIONS

      Related party transactions and balances not disclosed elsewhere in these financial statements include advisory fees expensed during the year ended December 31, 2003 of $nil (2002 - $nil; 2001 - $280,000) paid to companies controlled by two former directors of MDSI.

7.    COMMITMENTS AND CONTINGENCIES

  (a) Capital and operating leases

      At December 31, 2003, future minimum payments under capital and non-cancelable operating leases for office space and computer equipment are as follows:

                                                             CAPITAL         OPERATING
                                                              LEASES          LEASES
                                                          -------------    -------------
2004                                                      $   1,345,399    $   1,954,669
2005                                                          1,031,105        1,219,438
2006                                                                  -        1,219,438
2007                                                                  -        1,219,438
2008                                                                  -        1,117,818
Thereafter                                                            -                -
                                                          -------------    -------------
Total minimum lease payments                                  2,376,504    $   6,730,801
                                                                           =============
Less: amount representing interest                             (190,219)
                                                          -------------
Present value of net minimum lease payments                   2,186,285
Less: current portion of capital lease obligations           (1,204,269)
                                                          -------------
Long term portion of capital lease obligations            $     982,016
                                                          =============

      Rent expense for the year ended December 31, 2003 in respect of operating leases for office space was $1,468,887 (2002 - $1,139,352; 2001 -
      $1,662,337).

  (b) Line and letters of credit

      The Company has an operating line of credit with a Canadian commercial bank to borrow up to $10,000,000 CDN (2002 - $10,000,000 CDN), which bears interest at prime plus 0.5%. As at December 31, 2003, the Company was not utilizing the operating line of credit.

      The Company has provided, letters of credit in the amounts of CAD $810,000 (USD $625,644) expiring April 4, 2004, and CAD $1,864,568 (USD $1,440,192)
      expiring October 1, 2004. The Company has pledged an amount equal to the letters of credit as guarantees against its operating line of credit as security.

                         MDSI MOBILE DATA SOLUTIONS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

7.    COMMITMENTS AND CONTINGENCIES (CONTINUED)

  (c) Contingency

      The Company was involved in a legal dispute with a customer. The Company filed suit against the customer alleging that the customer had breached a series of contracts, and failed to pay sums due of approximately $3.7 million. The suit sought payment of the contract balance, plus other damages, interest and attorneys' fees. The customer filed an answer and counterclaim alleging the Company breached the contracts, entitling the customer to repayment of all sums paid to the Company of approximately $3.5 million. In addition, the customer's counterclaims alleged fraud, negligent misrepresentation, breach of express warranty and breach of implied warranties. The customer sought all actual, special, incidental and consequential damages associated with these claims of approximately $7.2 million in addition to punitive damages, interest and attorneys' fees.

      On February 2, 2004 the customer and the Company settled this lawsuit. Under the settlement agreement each company has fully released and discharged the other from all outstanding legal claims without further financial compensation. As a result of this settlement the Company has written off the remaining $2.7 million long term receivable due from the customer as no further consideration will be received from this customer under terms of the settlement.

      From time to time, the Company is a party to other litigation and claims incident to the ordinary course of its business. While the results of litigation and claims cannot be predicted with certainty, the Company believes that the final outcome of such matters will not have a material adverse effect on the Company's business, financial condition, operating results and cash flows.

  (d) Commitment

      The Company has entered into a significant customer contract in which the Company has agreed to utilize a certain amount of local services and create a certain amount of commercial activity in South Africa. The Company is required to utilize local content or obtain credits equivalent to approximately $7.1 million over a seven year period. The Company has furnished a performance guarantee equal to approximately 5% of such amounts. The Company expects to fulfill its obligation through a number of activities, including the establishment of a software development center in South Africa, the provision of technical services, and the provision of training to local systems integrators who will be able to provide implementations services with respect to the Company's software products. As the Company expects to fulfill its obligations through the purchase of services in the normal course of business, no liability has been established for these future spending commitments. As at December 31, 2003 the Company has generated an estimated $175,000 of credits relating to this obligation. The Company's obligation may increase as a result of contract expansions.

      The Company typically includes indemnification provisions within license and implementation service agreements, which are consistent with those prevalent in the software industry. Such provisions indemnify customers against actions arising from patent infringements that may arise through the normal use or proper possession of the Company's software. To date the Company has not experienced any significant obligations under customer indemnification provisions and accordingly, no amounts have been accrued for such potential indemnification obligations.

                         MDSI MOBILE DATA SOLUTIONS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

8.    SEGMENTED INFORMATION

      As described in Note 2, the Company has reclassified the results of operations of Connectria as discontinued operations. The business was previously disclosed as a separate operating segment. As a result of discontinuing this business, the Company now only operates in a single business segment, the Field Service business segment. The segment data below excludes amounts related to the discontinued operations.

      Geographic information

      The Company earned revenue from sales to customers and has long-lived assets, including capital assets and goodwill, in the following geographic locations:

                                     2003                          2002                          2001
                         ---------------------------   ---------------------------   ---------------------------
                                         Long-lived                    Long-lived                    Long-lived
                           Revenue         assets        Revenue         assets        Revenue         assets
                         ------------   ------------   ------------   ------------   ------------   ------------
Canada                   $  1,540,258   $  7,442,217   $    840,388   $  8,880,084   $  1,374,365   $  6,789,712
United States              24,749,574        397,485     25,571,679        830,789     32,819,991        787,448
Europe, Middle East
and Africa                 20,034,775        150,755     10,999,163         80,991      9,507,404         57,416
Asia and Other              1,059,982              -        800,222          6,223      1,239,078            672
                         ------------   ------------   ------------   ------------   ------------   ------------
                         $ 47,384,589   $  7,990,457   $ 38,211,452   $  9,798,087   $ 44,940,838   $  7,635,248
                         ============   ============   ============   ============   ============   ============

      Major customer

      During the year ended December 31, 2003 the Company earned revenue from one customer of $8,532,086 and revenue from a second customer of $8,098,509, representing 18.0% and 17.1% of revenue respectively. During the year ended December 31, 2002 the Company earned revenue from one customer of $3,472,229 or approximately 9.1% of total revenue. For the year ended December 31, 2001 the Company earned revenue from on customer of $5,211,212 or approximately 11.6% of total revenue.

9.    SUPPLEMENTAL CASH FLOW DISCLOSURES

                                                    2003            2002            2001
                                                ------------    ------------    ------------
Accounts receivable                             $    323,083    $  2,882,600    $  8,396,394
Prepaid expenses and other assets                   (286,189)        314,223        (595,648)
Income taxes payable / receivable                    314,467         969,223      (1,457,670)
Accounts payable and accrued liabilities           1,387,067      (2,305,884)      1,841,956
Deferred revenue                                   3,661,411         (31,543)        137,777
                                                ------------    ------------    ------------
                                                $  5,399,839    $  1,828,619    $  8,322,809
                                                ============    ============    ============

      During the year ended December 31, 2003, capital assets of $-nil were acquired through the assumption of capital lease obligations (2002 - $2,922,078; 2001 - $ 885,145).

                         MDSI MOBILE DATA SOLUTIONS INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

10.   FINANCIAL INSTRUMENTS

      The carrying value of cash and cash equivalents, accounts receivable, certain other assets, accounts payable, accrued liabilities, and capital lease obligations approximate their respective fair values as of December 31, 2003.

      The Company's revenues have historically been dependent on large contracts from a limited number of customers in the utility, telecommunications and cable sectors. Where exposed to credit risk, the Company mitigates this risk by analyzing the counter-parties' financial condition prior to entering into agreements, establishing billing arrangements and assessing the collectibility of the account on an ongoing basis. As these customers are geographically dispersed, concentrations of credit risk are further mitigated.

11.   RESTRUCTURING CHARGE

      On March 30, 2001, the Company, in response to uncertain economic conditions and poor financial performance, announced a restructuring plan approved by the Company's Board of Directors designed to reduce operating costs that resulted in the elimination of 34 full time and contractor positions. On May 11, 2001, the Company announced a Board approved update to this plan, which resulted in the elimination of an additional 115 positions. As part of this restructuring, the Company recorded a charge to earnings of $6.1 million in the year ended December 31, 2001. These charges were reflected in the "restructuring charge" line item of the Company's Consolidated Statement of Operations. A breakdown of the nature of the charges and the costs incurred to date is as follows:

                                                       TOTAL RESTRUCTURING
                                                             CHARGE
                                                       -------------------
Workforce reduction                                       $  3,375,000
Provision for excess office space                            1,861,000
Non cash writedown of capital assets                           563,780
Other                                                          306,147
                                                          ------------
Total restructuring charges                                  6,105,927
Cumulative draw-downs                                       (5,225,145)
                                                          ------------
Accrued restructuring charges included in accrued
liabilities at December 31, 2003 (2002 - $1,257,335)      $    880,782
                                                          ============

                         MDSI MOBILE DATA SOLUTIONS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

11.   RESTRUCTURING CHARGE (CONTINUED)

      Provisions relating to workforce reductions, write-down of capital assets, and other items have been fully drawn-down, and no further expenditures relating to these items are expected to be incurred.

      The Company has recorded a $1.9 million provision relating to surplus office space under long term lease by the Company at two locations, including one location where the Company has entered into fixed cost lease arrangements expiring in 2004. The Company has incurred approximately $1.0 million of cash costs relating to this provision leaving an accrual of $0.9 million remaining as at December 31, 2003. The Company expects that the provision will be fully drawn down no later than the time the lease expires in the fourth quarter of 2004.

12.   STRATEGIC EXPENSES

      Strategic expenses consist of professional fees associated with investigating potential corporate transactions that the Company considered during the year ended December 31, 2003.

13.   DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GAAP

      These financial statements have been prepared in accordance with Canadian generally accepted accounting principals ("Canadian GAAP") which differ in some respects from those in the United States ("U.S. GAAP") as follows:

                                                                               YEARS ENDED DECEMBER 31,
                                                                        2003             2002             2001
                                                                    -------------    -------------    -------------
RESULTS OF OPERATIONS
Net (loss) income for the year from continuing operations
   Under Canadian GAAP                                              $  (3,870,144)   $  (2,046,637)   $ (18,065,509)
   Amortization of intangible assets (a)                                        -                -        4,325,841
   Stock based compensation charge (b)                                    227,401                -                -
Net loss for the year from continuing operations under US GAAP         (3,642,743)      (2,046,637)     (13,739,668)

Net loss for the year discontinued operations
   Under Canadian GAAP                                                          -          121,031      (27,340,047)
   Amortization of intangible assets (a)                                        -                -          444,573
   Impairment provision for intangible assets (a) (f)                           -                -       26,242,309
   Net loss for the year U.S. GAAP-Discontinued                                 -          121,031         (653,165)
Net loss for the year US GAAP                                       $  (3,642,743)   $  (1,925,606)   $ (14,106,693)

Basic (loss) earnings per common share under U.S. GAAP              $       (0.44)   $       (0.23)   $       (1.61)
Weighted average shares outstanding under U.S. GAAP                     8,200,676        8,480,866        8,623,296

Diluted (loss) earnings per common share under U.S. GAAP            $       (0.44)   $       (0.23)   $       (1.61)
Weighted average shares outstanding under U.S. GAAP                     8,200,676        8,480,866        8,623,296

                         MDSI MOBILE DATA SOLUTIONS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

13.   DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GAAP (CONTINUED)

  (a) Acquired research and development, intellectual property and goodwill

      Under U.S. GAAP, acquired research and development costs related to software are charged to earnings on acquisition if it is determined they have no alternative use and technological feasibility has not been established. Under Canadian GAAP, acquired research and development costs related to software are capitalized on acquisition based on the fair values of the acquired research and development and are amortized over the estimated useful lives of the products once they are available for commercial markets.

      As the Company's acquisition of Connectria was reported using the purchase method of accounting in Canada, the excess value of consideration paid on acquisition over tangible net asset value was assigned to intellectual property and goodwill. No value was given for intellectual property or goodwill under the pooling of interests method of accounting used for the acquisition in the U.S. The value assigned to intellectual property and goodwill in Canada is amortized over the estimated useful lives of the intellectual property and intangible assets acquired.

      During the year ended December 31, 2001 the Company determined there had been an impairment in the value of acquired research and development intellectual property and goodwill charges. As a result, a charge was taken to earnings for the remaining value of acquired research and development, intellectual property and goodwill.

  (b) Stock-based compensation

      For U.S. GAAP purposes the Company accounts for stock based compensation to employees and directors, under Accounting Principles Board Opinion No.25, Accounting for Stock Issued to Employees (APB 25), using the intrinsic value based method whereby compensation cost is recorded for the excess, if any, of the quoted market price at the date granted. As at December 31, 2003, no compensation cost has been recorded for any period under this method, under U.S. GAAP.

      Statement of Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation (SFAS 123) issued in October 1995, requires the use of the fair value based method of accounting for stock options. Under this method, compensation cost is measured at the grant dated based on the fair value of the options granted and is recognized over the exercise period.

      SFAS 123 allows the Company to continue to measure the compensation cost of employees in accordance with APB 25 under the disclosure only provision which the Company follows.

      The following pro forma financial information presents the net loss for the year and loss per common share had the Company adopted the fair value provisions of Statement of Financial Accounting Standard No. 123 (SFAS
      123) Accounting for Stock-based Compensation for US GAAP purposes.

                                                     2003              2002              2001
                                                --------------    --------------    --------------
Net loss for the year US GAAP                   $   (5,209,143)   $   (4,607,505)   $  (17,847,308)
                                                --------------    --------------    --------------
Basic and fully diluted loss per common share   $        (0.64)   $        (0.54)   $        (2.07)
                                                ==============    ==============    ==============

      Using the fair value method for stock-based compensation, additional compensation costs of approximately $1,566,400 would have been recorded for the year ended December 31, 2003 (2002 - $2,681,899 and 2001 -
      $3,954,190 respectively). This amount is determined using an option pricing model assuming no dividends are to be paid, an average vesting period of four years (2002 - 4 years; 2001 - 3 years), average life of the option of 5 years (2002 - 5 years; 2001 5 years) a weighted average annualized volatility of the Company's share price of 47% (2002 - 73% and 2001 - 96% respectively) and a weighted average annualized risk free interest rate at 1.1% (2002 2.7% and 2001 - 3.7% respectively).

                         MDSI MOBILE DATA SOLUTIONS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

13.   DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GAAP (CONTINUED)

  (b) Stock-based compensation (continued)

      In March 2000, the Financial Accounting Standards Board ("FASB") issued FASB interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation - an interpretation of APB Opinion No. 25" ("FIN 44"). FIN 44 clarifies the application of APB Opinion No. 25 and among other issues clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25, the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequences of various modifications to the terms of the previously fixed stock options or awards, and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 covers specific events that occurred after either December 15, 1998 or January 12, 2000. The Company adopted FIN 44 in the third quarter of fiscal 2000 and there was no material effect on the consolidated financial position, results of operations or cash flows.

      The Company adopted CICA Handbook section 3870 "Stock-Based Compensation and Other Stock-Based Payments" as of January 1, 2002. The new section sets out a fair value based method for the recognition, measurement and disclosure of certain stock-based compensation and other stock-based payments made in exchange for goods and services. The standard requires that all stock-based awards made to non-employees be measured and recognized using a fair value based method. The standard encourages the use of a fair value based method for all awards granted to employees, but only requires the use of a fair value based method for direct awards of stock, stock appreciation rights, and awards that call for settlement in cash or other assets. Awards that a company has the ability to settle in stock are recorded as equity, whereas awards that the entity is required to or has a practice of settling in cash are recorded as liabilities. This section applies to certain awards outstanding on the date of adoption and all awards granted on or after January 1, 2002. The Company has elected to account for employee stock options by measuring compensation cost for options as the excess, if any of the quoted market price of the Company's common shares at the date of grant over the amount an employee must pay to acquire the common shares for options issued prior to January 1, 2003.

      Effective January 1, 2003, the Company adopted the new amended provisions of the CICA Accounting Standards Board has amended CICA Handbook Section 3870 - Stock based Compensation and Other Stock-based Payments which to requires entities to account for employee stock options using the fair value based method. In accordance with the transitional options permitted under amended Section 3870, the Company has prospectively applied the fair value based method to all employee stock options granted on or after January 1, 2003, using the fair value based method.

                         MDSI MOBILE DATA SOLUTIONS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

13.   DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GAAP (CONTINUED)

  (b) Stock-based compensation (continued)

      As a result of prospectively adopting the fair value based method of valuing stock options as of January 1, 2003 the Company recorded stock based compensation charge of $227,401 in the statement of operations and the same amount was recorded as other stockholder's equity. The following table illustrates the effect on net loss as if the fair value based method had been applied to all options awarded on or after January 1, 2002.

                                                                        YEAR ENDED DECEMBER 31,
                                                                    ------------------------------
                                                                         2003            2002
                                                                    -------------    -------------
Net loss, as reported                                               $  (3,870,144)   $  (1,925,606)
Add:
Stock based employee compensation expense included in
reported net earnings, net of related tax effects                         227,401                -
Deduct:
Total stock-based employee compensation expense
determined under the fair value based method for all awards
from the original effective date of January 1, 2002, net of
related tax effects                                                      (332,456)        (177,925)
                                                                    -------------    -------------
Pro forma net loss                                                  $  (3,975,199)   $  (2,103,531)
                                                                    =============    =============

Loss per Share:
As Reported:
Basic and Diluted                                                  ($        0.47)  ($        0.47)
Pro forma:
Basic and Diluted                                                  ($        0.48)  ($        0.25)

      The fair value of each option grant was estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions:

                                                                          YEAR ENDED DECEMBER 31,
                                                                          -----------------------
                                                                           2003           2002
Risk-free interest rate                                                      1.1%             2.7%
Dividend yield                                                                 0%               0%
Expected life                                                             5 years          5 years
Volatility                                                                    47%              72%

                         MDSI MOBILE DATA SOLUTIONS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

13.   DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GAAP (CONTINUED)

  (b) Stock-based compensation (continued)

      As a result of the differing methods of recognizing stock based compensation under U.S. and Canadian GAAP, a charge of $227,401 has been recognized in the Canadian GAAP consolidated financial statements for stock based compensation, and no corresponding amount for stock based compensation has been recognized in the U.S. GAAP consolidated financial statements.

  (c) Comprehensive income

      For US GAAP purposes, the Company reports comprehensive income or loss in accordance with the provisions of SFAS 130, Reporting Comprehensive Income. Under Canadian GAAP Companies do not report comprehensive income. SFAS 130 established standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Reclassification of financial statements for earlier periods presented is required. The Company had Comprehensive Income under this standard as follows:

      Comprehensive income for the period can be summarized as follows:

                                                           YEAR ENDED DECEMBER 31,
                                                --------------------------------------------
                                                    2003            2002            2001
                                                ------------    ------------    ------------
Net loss for the year                           $ (3,642,743)   $ (1,925,606)   $(13,893,118)
Other Comprehensive items
   - Translation adjustment                                -               -               -
                                                ------------    ------------    ------------
Comprehensive net income for the year           $ (3,642,743)   $ (1,925,606)   $(13,893,118)
                                                ============    ============    ============

  (d) Revenue recognition

      In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") 101, Revenue Recognition in Financial Statements which provides guidance related to revenue recognition based on interpretations and practices followed by the SEC. SAB 101 requires companies to report any changes in revenue recognition as a cumulative change in accounting principle at the time of implementation in accordance with Accounting Principles Board Opinion 20 "Accounting Changes." For US GAAP purposes the Company adopted SAB 101 for the Company's Year ended December 31, 2000. Based on the Company's interpretation of SAB 101, the Company believes its current revenue recognition policies are consistent with SAB 101 and there has been no additional US GAAP differences as a result of implementing this standard.

                         MDSI MOBILE DATA SOLUTIONS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
             FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

13.   DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GAAP (CONTINUED)

            Statement of Position 97-2 (Software Revenue Recognition) (SOP 97-2), was issued in October 1997 by the American Institute of Certified Public Accountants (AICPA) and was amended by Statement of Position 98-4 (Deferral of the Effective Date of a Provision of SOP 97-2, Software Revenue Recognition) (SOP 98-4) and Statement of Position 98-9 (Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions) (SOP 98-9). For US GAAP purposes the Company adopted SOP 97-2 effective for the Company's year ended December 31, 1998. Based upon our interpretation of SOP 97-2, SOP 98-4 and SOP 98-9, the Company believes its current revenue recognition policies and practices are consistent with SOP 97-2, SOP 98-4, and SOP 98-9. There are no US GAAP differences as a result of adoption of SOP 97-2, SOP 98-4, and SOP 98-9.

  (e) Accounting for derivative instruments and hedging contracts

            For US GAAP purposes, effective January 1, 2001, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133), and the corresponding amendments under SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities - an amendment of SFAS No. 133 (SFAS 138). SFAS 133 requires that all derivative financial instruments be recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them. If the derivative is designated as a fair value hedge, changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in net earnings (loss). If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in other comprehensive income (loss) ("OCI") and are recognized in net earnings (loss) when the hedged item affects net earnings (loss). Ineffective portions of changes in the fair value of cash flow hedges are recognized in net earnings (loss). If the derivative used in an economic hedging relationship is not designated in an accounting hedging relationship, changes in the fair value of the derivative are recognized in net earnings (loss). The adoption of this statement has not had a significant effect on the Company's financial position or results of operations. There have been no US GAAP differences as a result of adoption of this standard.

  (f) Acquisition of subsidiary

            On June 1, 2000 the Company acquired Connectria Corporation, Connectria was subsequently disposed of in July of 2002 (note 2). This transaction has been treated using the purchase method for Canadian GAAP, and using the pooling method for US GAAP. As a result of the acquisition the results of Connectria have been consolidated with the Company as of the date of acquisition under Canadian GAAP, and have been pooled since inception with those of the Company under US GAAP. As a result of the disposition of Connectria all operating results of Connectria have been presented as income (loss) from discontinued operations for both Canadian and US GAAP purposes.